Exhibit 99.2

THE REDWOOD REVIEW

SECOND QUARTER 2016

REDWOOD TRUST

T A B L E O F C O N T E N T S

THE REDWOOD REVIEW I 2ND QUARTER 2016
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C A U T I O N A R Y S T A T E M E N T

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood’s business strategy and strategic focus, including statements relating to our confidence in our overall market position, strategy and long-term prospects, and our belief in the long-term efficiency of private label securitization as a form of mortgage financing; (ii) statements related to our financial outlook and expectations for 2016, including with respect to: 2016 GAAP earnings, growth in portfolio net interest income, reductions in operating expenses associated with the restructuring of our conforming residential and commercial mortgage banking activities, restructuring and related charges related to this restructuring, MSR portfolio net income, growth in residential mortgage banking income (including jumbo loan sales margins and our long term expectations), gain on sales income related to the sale of securities, target rates of return and expected capital allocation on and among our residential investment portfolio, residential mortgage banking, and commercial investments, and tax provision/benefit; (iii) statements related to our commercial activities, including the anticipated sale of all but two loans in our commercial mezzanine loan portfolio in the third quarter of 2016, expectations of gain-on-sale income from this sale, and our expectations regarding the two remaining mezzanine loans; (iv) statements related to our residential mortgage banking activities, including our new jumbo loan initiatives and our expectations relating to additional securitization transactions in 2016; (v) statements regarding our residential investment portfolio, including new investment opportunities and the potential for future capital deployment through credit risk transfer and portfolio risk transfer transactions, as well as statements regarding our stock repurchase authorization and our approach in considering additional repurchase activity; (vi) statements relating to acquiring residential mortgage loans in the future that we have identified for purchase or plan to purchase, including the amount of such loans that we identified for purchase during the second quarter of 2016 and at June 30, 2016; (vii) statements relating to our estimate of our available capital (including that we estimate our capital available for investments at June 30, 2016 to be approximately $140 million, and our expectation that this amount will increase by an additional $240 million to $260 million upon the anticipated completion of our commercial

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C A U T I O N A R Y S T A T E M E N T

mezzanine loan sale during the third quarter of 2016); (viii) statements we make regarding our dividend policy, including our intention to pay a regular dividend of $0.28 per share per quarter in 2016; and (ix) statements regarding our expectations and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities and tax savings, and GAAP tax provisions, our estimates of REIT taxable income and TRS taxable income, and our anticipation of additional credit losses for tax purposes in future periods (and, in particular, our statement that, for tax purposes, we expect an additional $20 million of tax credit losses on residential securities we currently own to be realized over an estimated three- to five-year period).
Important factors, among others, that may affect our actual results in 2016 include: interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute an increased volume of residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest cash and the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; higher than expected operating expenses due to delays or decreases in the realization of expected operating expense reductions related to the repositioning of our conforming mortgage banking activities and commercial loan origination activities, and other unforeseen expenses; general economic trends, the performance of the housing, real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including those affecting the mortgage industry or our business (including, but not limited to, the Federal Housing Finance Agency’s rules relating to FHLB membership requirements and the implications for our captive insurance subsidiary’s membership in the FHLB); developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions; exposure to claims and litigation, including litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities;

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C A U T I O N A R Y S T A T E M E N T

our exposure to a disruption or breach of the security of our technology infrastructure and systems; exposure to environmental liabilities; our failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures; the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules; our ability to maintain our status as a REIT for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.
This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

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I N T R O D U C T I O N

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our website, www.redwoodtrust.com.

This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of our GAAP financial results, as well as other metrics, such as taxable income. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. We also provide non-GAAP financial measures in this Review. When we use non-GAAP financial measures it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP financial measure you will find an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures.

References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “second quarter” refer to the quarter ended June 30, 2016, and references to the “first quarter” refer to the quarter ended March 31, 2016, unless otherwise specified.

We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

Selected Financial Highlights

Quarter:Year	GAAP Income per Share	REIT Taxable Income per Share (1)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Dividends per Share
Q216	$0.48	$0.36	15%	$14.20	$0.28
Q116	$0.15	$0.23	4%	$14.17	$0.28
Q415	$0.46	$0.37	14%	$14.67	$0.28
Q315	$0.22	$0.29	6%	$14.69	$0.28
Q215	$0.31	$0.21	9%	$14.96	$0.28
Q115	$0.16	$0.18	5%	$15.01	$0.28
Q414	$0.31	$0.20	9%	$15.05	$0.28
Q314	$0.50	$0.21	14%	$15.21	$0.28
Q214	$0.18	$0.17	5%	$15.03	$0.28

(1)	REIT taxable income per share for 2015 and 2016 are estimates until we file tax returns.

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S H A R E H O L D E R L E T T E R

Dear Fellow Shareholders:
We made significant progress on our operational and financial objectives during the second quarter of 2016, which was markedly less volatile for the financial markets until the well-publicized “Brexit” referendum at the end of June. We successfully repositioned our mortgage-banking business and associated expense infrastructure following the wind-down of our conforming residential and commercial mortgage banking operations. Taking advantage of a leaner and more nimble platform, we also moved forward on a few long-term strategic initiatives that we expect will enhance our growth opportunities and earnings power going forward. These initiatives include identifying new channels for capital deployment through investment structures tailored to today’s evolving mortgage finance markets, and rolling out our expanded-prime jumbo program, Redwood Choice.
Putting all these pieces together, we had a very productive second quarter of 2016 and remain in position to meet our previously communicated outlook for full-year 2016 earnings of $1.20 to $1.50 per share. In addition to some selected earnings highlights below, this quarter’s Shareholder Letter will provide our thoughts on our capital position and our recent investment initiatives, as well as an update on our residential mortgage banking business.
Second Quarter Results
Our GAAP earnings were $0.48 per share for the second quarter of 2016, as compared with $0.15 per share for the first quarter of 2016. Our second quarter earnings benefited from higher net interest income and reduced negative market valuation adjustments on our residential investments and related hedges, as well as the partial release of commercial loan loss reserves associated with the anticipated sale of most of our commercial mezzanine loan portfolio. Operating expenses decreased to $20 million for the second quarter of 2016 from $30 million for the first quarter of 2016. This decrease was primarily due to $11 million of restructuring charges and $2 million of transitional employee expenses included in the first quarter, which was partially offset by higher variable compensation expenses due to higher earnings in the second quarter.
During the first quarter of 2016, we re-introduced a non-GAAP core earnings metric that addresses the quarter-to-quarter impact of volatility in the fixed income markets on our long-term investments and associated hedges. Our non-GAAP core earnings for the second quarter of 2016 were $0.47 per share, an increase of $0.03 per share from the first quarter of 2016. Core earnings benefited from higher net interest income during the quarter, due in part to higher average balances of loans held by our FHLB-member subsidiary and $5 million of prepayment penalty interest received on four commercial mezzanine loans that prepaid during the quarter.

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As always, there are a lot of moving parts to our financial results. We analyze our GAAP and core earnings and other important financial metrics, such as our capital deployment and ongoing operating expenses, in the Quarterly Overview and Financial Insights sections of this Redwood Review.
Commercial Mezzanine Portfolio
As a result of our recent decision to wind down our commercial mortgage banking operations, we no longer consider our commercial mezzanine portfolio a core investment. Accordingly, we engaged an external broker to sell all or part of these investments. We have received strong interest from a wide range of institutional investors and anticipate closing the sale of most of this portfolio in the third quarter, which we expect to generate gain-on-sale income of approximately $4 million to $6 million.
Capital
We deployed $77 million of capital into new investments during the second quarter of 2016, bringing our total capital deployed for the first half of 2016 to $223 million. At June 30, 2016, we estimate that our capital available for investments was approximately $140 million. We expect this amount to increase by an additional $240 million to $260 million upon the anticipated completion of our commercial mezzanine loan sale during the third quarter of 2016, bringing total available capital to around $400 million. One of our most important goals is to redeploy our available capital efficiently and at the highest returns possible.
New Investment Initiatives
As many of our long-term shareholders have become accustomed, our business is constantly evolving in response to changing market conditions. The most important constant at Redwood has been innovation. The core of our business lies in investing in prime residential credit risk. Our traditional vehicle has been our Sequoia securitization program, for which we continue to champion new enhancements and investor protection mechanisms. However, in response to the evolution in the investor base and credit support for mortgages, we have been working on two new, innovative ways of making residential credit investments. The first is credit risk-sharing arrangements (CRT) with the GSEs, which have emerged as the de facto means for the GSEs to transfer credit risk to the private sector in the absence of comprehensive GSE reform. The second is portfolio risk-sharing (PRT) with large banks, as one of the effects of quantitative easing is that these banks now have significant excess reserves, some of which are being used to substantially increase their portfolio holdings of jumbo and conforming mortgages.

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Our CRT initiatives currently include both acquiring subordinate investments from GSE-sponsored securitizations, which have been programmatically issued over the past few years by Fannie Mae and Freddie Mac, as well as working directly with the GSEs on alternative, proprietary solutions where Redwood can assume first-loss risk on loan pools either sold to or securitized by the GSEs. We completed three of these transactions through our conforming residential conduit activities prior to 2016, and are currently pursuing ways to complete similar transactions through portfolio initiatives that do not require us to incur the operational costs necessary to aggregate the loans underlying these structures. While such proprietary initiatives are still in development, and there remain some challenges regarding the REIT eligibility for these investment structures, we are encouraged by the potential for future capital deployment through CRTs and we are optimistic that we will work through the fine details and complete a new transaction in 2016.
The PRT structure was introduced late in the first quarter of 2016 and remains in the early stages of development. PRTs facilitate credit-risk transfers by large banks to investors such as Redwood, without actually transferring the loans they own off their books. In essence, banks become the effective owners of AAA-rated RMBS by executing a PRT, potentially allowing them to hold significantly less regulatory capital against the loans and thus improving their returns on equity. For Redwood, the PRT structure allows us to access credit exposure on jumbo and conforming residential loans held by banks, and has the potential to unlock one of the largest sources of residential mortgage credit risk available in the market today. Additionally, by leveraging the loan origination and sourcing capabilities of large banks, we can maximize our competitive strengths in expressing concentrated investments in mortgage credit risk without a significant expansion of our operations. Importantly, since PRT investments are treated similarly to traditional RMBS for federal income tax purposes, we can further leverage the advantages of our REIT tax structure.
We have also recently invested opportunistically in various commercial securities. Most of our commercial investments have been in multifamily securities issued by Freddie Mac. These securities leverage our core residential credit expertise and our capital markets efficiencies. They have typically been rated “BBB” by the credit-rating agencies, with approximately 7 to 8 points of structural credit support.
Over time, we believe these initiatives will provide us with ample opportunities to deploy our available capital. Additionally, we have approximately $90 million authorized to repurchase shares and will do so to the extent returns are attractive relative to available opportunities.

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S H A R E H O L D E R L E T T E R

Residential Mortgage Banking
Our jumbo residential mortgage banking business has continued to perform profitably since we repositioned our platform in early 2016, generating an average gross margin of 68 basis points for the second quarter of 2016 - within our long-term gross margin expectations of 50 to 75 basis points. As we noted in the prior quarter, we recently introduced our new, expanded-prime jumbo loan program, Redwood Choice. The Choice program is intended to help us capture a larger cross-section of the prime jumbo loan universe, and represents a common focus on finding ways to best leverage our core competencies in taking concentrated mortgage credit risk. Although we are still a quarter or two away from understanding the near-term volume potential for our Choice program, thus far the rollout has been very well received by our sellers. As with any new loan program, especially one that includes “non-qualified” mortgages, our loan sellers must take painstaking efforts to properly institute new underwriting guidelines while ensuring full regulatory compliance. In time, we believe that securitizing Choice loans or financing them through our FHLB-subsidiary can provide Redwood with the high quality, long-term credit investments we desire at attractive, risk-adjusted returns.
Our traditional jumbo program, re-branded as Redwood Select, continues to provide a stable source of loans for our residential conduit. In addition to our recurring whole loan sales, we completed our first Sequoia securitization of 2016 in late June, securitizing $354 million of Select loans. While loan sales generally remain a more profitable execution relative to securitization, the economics of securitizing loans versus selling them to portfolio investors has narrowed considerably in recent months, as spread tightening on securities during the quarter led to improved securitization margins. This has been due in part to tightening industry benchmarks, as well as limited supplies of newly issued RMBS. Our June transaction generated a significant amount of follow-on interest from institutional buyers and, as a result, we closed a second, similarly sized transaction in late July at pricing that was meaningfully better than where we executed the June transaction. While we find the current RMBS issuance market more favorable than we have in recent quarters, the prospect of additional transactions in 2016 remains dependent on prevailing securitization market conditions.

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S H A R E H O L D E R L E T T E R

Outlook
The extended trend of strong housing fundamentals and exceptional mortgage credit performance remains intact, which bodes well for our core credit investments. After a tumultuous start to the year, interest rate volatility for much of the second quarter of 2016 was muted, helping credit spreads to tighten and valuations to increase across many asset classes, including mortgages. To the extent markets remain calm (in spite of a contentious presidential election coming up in November), we could foresee a mean reversion in benchmark treasury and mortgage spreads that could keep mortgage rates low for the remainder of the year - a positive for our mortgage banking business.
While we are enjoying the current bout of market confidence, there remain many unresolved geopolitical and economic issues to work through and, as a result of new regulation, fewer liquidity buffers available in the financial system to absorb supply or demand imbalances and to keep volatility low. Consequently, we intend to keep a cautious eye on the overall macro environment and our liquidity position strong. For now, though, we are pleased to have completed a productive quarter and to be in a position to invest for the future.
We thank you for your continued support.

Marty Hughes	Christopher J. Abate
Chief Executive Officer	President and Chief Financial Officer

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Q U A R T E R L Y O V E R V I E W

Second Quarter Highlights

Ñ
Our GAAP earnings were $0.48 per share for the second quarter of 2016, as compared with $0.15 per share for the first quarter of 2016. Second quarter results improved primarily as a result of reduced negative market valuation adjustments on our residential investments and related hedges, the release of commercial loan loss reserves, and lower operating expenses following last quarter's restructuring charges.

Ñ
Our non-GAAP core earnings were $0.47 per share for the second quarter of 2016, as compared with $0.44 per share for the first quarter of 2016. Our second quarter core earnings reflected higher portfolio net interest income from a higher average balance of loans held-for-investment by our FHLB-member subsidiary and $5 million of prepayment penalty interest from four commercial mezzanine loans. A reconciliation of GAAP net income to core earnings is included in the Core Earnings section that follows on page 14.

Ñ
Our GAAP book value was $14.20 per share at June 30, 2016, as compared with $14.17 per share at March 31, 2016. The increase was driven by our second quarter earnings exceeding our dividend payment, offset by $0.12 per share of dilution from annual equity award distributions, and a $0.09 per share decline in the value of our interest rate derivatives hedging our long-term debt.

Ñ
We deployed $77 million of capital in the second quarter of 2016 toward new investments, including $30 million of investments in residential CRT and other subordinate securities, $37 million of investments in agency commercial multi-family securities and other CMBS, and $11 million of investments in MSRs.

Ñ
We sold $109 million of residential securities from our investment portfolio during the second quarter of 2016, which generated realized gains of $10 million and freed up $73 million of capital for reinvestment after the repayment of associated debt.

Ñ
We purchased $1.3 billion of residential jumbo loans during the second quarter of 2016, as compared with $1.0 billion for the first quarter of 2016. At June 30, 2016, our pipeline of jumbo residential loans identified for purchase was $1.2 billion.

Ñ Residential loan sales totaled $829 million during the second quarter of 2016 and included $475 million of whole loan sales to third parties and $354 million of loans that were securitized.

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Q U A R T E R L Y O V E R V I E W

GAAP Earnings
The following table sets forth the components of Redwood’s GAAP net income for the second and first quarters of 2016.

Consolidated Statements of Income
($ in millions, except per share data)
	Three Months Ended
	6/30/2016	3/31/2016

Interest income	$67	$62
Interest expense	(22)	(24)
Net interest income	44	38

Reversal of provision for loan losses	7	—
Non-interest income
Mortgage banking activities, net	8	7
MSR income, net	3	6
Investment fair value changes, net	(11)	(20)
Other income	2	1
Realized gains, net	10	10
Total non-interest income, net	11	4

Operating expenses	(20)	(30)
Provision for income taxes	—	—

Net income	$41	$12

Net income per diluted common share	$0.48	$0.15

Analysis of GAAP Earnings

Ñ
Net interest income was $44 million for the second quarter of 2016, an increase of $6 million from the first quarter of 2016. Our second quarter net interest income benefited from higher average balances of loans held by our FHLB-member subsidiary, as well as $5 million of prepayment penalty interest from four commercial mezzanine loans.

Ñ
Mortgage banking activities, net, was $8 million for the second quarter of 2016, as compared with $7 million for the first quarter of 2016. Mortgage banking activities, net, for the second quarter of 2016 benefited from higher jumbo loan purchase volume, which was substantially offset by lower gross margins on jumbo loans as compared with the first quarter of 2016.

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Q U A R T E R L Y O V E R V I E W

Ñ
MSR income was $3 million for the second quarter of 2016, as compared with $6 million for the first quarter of 2016. Given our current balance of MSRs, MSR income was near the low end of our normalized expectation of $3 million to $4 million per quarter. The decline quarter over quarter was primarily due to spread widening during the second quarter of 2016.

Ñ
Investment fair value changes, net, was negative $11 million for the second quarter of 2016, as compared with negative $20 million for the first quarter of 2016. The improvement was primarily due to mark-to-market gains on our securities portfolio which benefited from tighter spreads during the second quarter, and lower interest rate volatility relative to the first quarter, which reduced hedging costs in the second quarter.

Ñ
We realized gains of $10 million primarily from $109 million of securities sales during the second quarter of 2016, as compared with realized gains of $10 million from $151 million of securities sales during the first quarter of 2016. Realized gains in both the first and second quarter were above our trailing 12-quarter historical average of approximately $5 million per quarter.

Ñ
Operating expenses were $20 million for the second quarter of 2016, as compared with $30 million for the first quarter of 2016. The decrease in operating expenses was primarily due to $11 million of restructuring charges and $2 million of transitional employee expenses incurred in the first quarter of 2016, partially offset by an increase of $3 million in our quarterly variable compensation accrual expense due to higher earnings in the second quarter of 2016. We expect operating expenses to decline further in the second half of 2016, fully reflecting the benefit of the restructuring completed in the first quarter of 2016.

Ñ
We did not record a material tax provision in either the first or second quarter of 2016. A reconciliation of GAAP and taxable income is set forth in Table 4 in the Financial Tables section of the Appendix to this Redwood Review.

Ñ	Additional details on our earnings are included in the GAAP Results by Business Segment portion of the Financial Insights section that follows.

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Q U A R T E R L Y O V E R V I E W

Core Earnings
Below is a reconciliation of GAAP net income to core earnings for the second and first quarters of 2016. Further information about Redwood's core earnings measure and how it is used by management is included in the Core Earnings Definition section of the Appendix.

Reconciliation of GAAP Net Income to Core Earnings
($ in millions, except per share data)
	Three Months Ended
	6/30/2016	3/31/2016

GAAP net income	$41	$12

Adjustments
Eliminate mark-to-market changes on long-term investments and associated derivatives (1)	4	14
Eliminate restructuring and related charges (2)	—	11
Eliminate reversal of commercial loan loss reserve (3)	(5)	—
Eliminate provision for income taxes	—	—
Total adjustments	(1)	25

Core earnings	$40	$37

GAAP net income per diluted common share	$0.48	$0.15
Core earnings per diluted common share (4)	$0.47	$0.44

(1)
Adjustment eliminates the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. More details on the components of investment fair value changes, net, are included in the Financial Insights section of this Redwood Review.

(2)
Adjustment eliminates operating expense charges from the restructuring of Redwood's conforming residential and commercial mortgage banking operations, which were announced during the first quarter of 2016, and related charges associated with the subsequent announcement of the departure of Redwood's President.

(3)
Adjustment eliminates the benefit to GAAP earnings from the release of $5 million of commercial loan loss reserves, which was due to the anticipated third quarter sale of all but two of our commercial mezzanine loans.

(4)
Consistent with the calculation of net income per diluted common share for GAAP purposes, core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in Table 2 in the Financial Tables section of the Appendix to this Redwood Review and in our Quarterly Reports on Form 10-Q.

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Q U A R T E R L Y O V E R V I E W

Analysis of Core Earnings

Ñ
To calculate core earnings, we eliminated mark-to-market changes on our long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads. This adjustment reduced investment fair value changes, net, to an expense of $7 million for the second quarter of 2016, as compared with an expense of $6 million for the first quarter of 2016.

Ñ
To calculate core earnings, we also eliminated $5 million of the total release of commercial loan loss reserves that we recognized in GAAP earnings during the second quarter. This adjustment relates specifically to the loans that we anticipate selling in the third quarter.

GAAP Book Value
Our GAAP book value at June 30, 2016, was $14.20 per share, as compared with $14.17 per share at March 31, 2016. The following table sets forth the changes in Redwood’s GAAP book value per share for the second and first quarters of 2016.

Changes in GAAP Book Value per Share
($ in per share)
	Three Months Ended
	6/30/2016	3/31/2016

Beginning book value per share	$14.17	$14.67
Earnings	0.48	0.15
Changes in unrealized gains on securities, net from:
Realized gains recognized in earnings	(0.08)	(0.12)
Amortization income recognized in earnings	(0.06)	(0.10)
Mark-to-market adjustments, net	0.13	(0.05)
Total change in unrealized gains on securities, net	(0.01)	(0.27)
Dividends	(0.28)	(0.28)
Share repurchases	—	0.04
Equity award distributions	(0.12)	—
Changes in unrealized losses on derivatives hedging long-term debt	(0.09)	(0.18)
Other, net	0.05	0.04

Ending book value per share	$14.20	$14.17

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Q U A R T E R L Y O V E R V I E W

Ñ
Our GAAP book value per share increased $0.03 per share to $14.20 per share during the second quarter of 2016. The increase was driven by our second quarter earnings exceeding our dividend payment, offset by $0.12 per share of dilution associated with annual equity award distributions and a $0.09 per share decline in the value of our interest rate hedge on a portion of our long-term debt, which was driven by a decline in benchmark interest rates during the quarter.

Ñ
During the second quarter of 2016, a decline in benchmark interest rates resulted in the $0.09 per share increase in unrealized losses on derivatives hedging a portion of our long-term debt. The offsetting change in the fair value of this long-term debt is not reflected in GAAP book value, as the debt is recorded at its amortized cost and not marked-to-market for financial reporting purposes. At June 30, 2016, the cumulative unrealized loss on these derivatives, which is included in GAAP book value per share, was $0.92 per share.

Ñ
Unrealized gains on our available-for-sale securities declined $0.01 per share during the second quarter of 2016. The decline was partially a result of $0.08 per share of previously unrealized net gains that were realized as income from the sale of securities during the second quarter of 2016. Additionally, $0.06 per share of the decline was a result of discount amortization income recognized in earnings during the second quarter of 2016 from the appreciation in amortized cost basis of our available-for-sale securities. These declines were partially offset by a $0.13 per share increase in the fair value of our available-for-sale securities in the second quarter of 2016.

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Q U A R T E R L Y O V E R V I E W

Capital Allocation Summary
We use a combination of equity and corporate long-term debt (which we collectively refer to as “capital”) to fund our business. We also utilize various forms of collateralized short-term and long-term debt to finance certain investments and to warehouse our inventory of certain residential loans held-for-sale. We do not consider this collateralized debt as "capital" and, therefore, it is presented separately from allocated capital in the table below.

Allocation of Capital and Return Profile
By Investment Type
June 30, 2016
($ in millions)
	Fair Value	Collateralized Debt	Allocated Capital	% of Total Capital	2016 YTD Return (1)	2016 Target Return (1)

Residential investments
Residential loans/FHLB stock	$2,321	$(2,000)	$321	19%	11%	12%-16%
Residential securities	836	(353)	483	28%	20%	14%-16%
Mortgage servicing rights	110	—	110	6%	8%	7%-9%
Other assets/(other liabilities)	182	(66)	116	7%	—%	—%
Available capital			203	12%	—%	N/A
Total residential investments	$3,449	$(2,419)	$1,233	72%	11%	11%-13%

Commercial investments	$376	$(67)	$309	18%	18%	10%-12%

Residential mortgage banking			$170	10%	18%	10%-20%

Total			$1,712	100%

(1)
Includes net interest income, change in fair value of the investments and their associated hedges that flow through GAAP earnings, realized gains, direct operating expenses, and other income. Excludes unrealized gains and losses on our AFS securities portfolio, corporate operating expenses, and taxes.

Ñ
Our total capital was $1.7 billion at June 30, 2016, and included $1.1 billion of equity capital and $0.6 billion of the total $2.7 billion of long-term debt on our consolidated balance sheet. This portion of long-term debt includes $140 million of trust-preferred securities due in 2037, $288 million of convertible debt due in 2018, and $201 million of exchangeable debt due in 2019.

Ñ
Of our $1.7 billion of total capital at June 30, 2016, $1.5 billion (or 90%) was allocated to our investments with the remaining $170 million (or 10%) allocated to our residential mortgage banking activities.

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Q U A R T E R L Y O V E R V I E W

Ñ
Included in our capital allocation is available capital, which represents a combination of capital available for investment and risk capital held for liquidity management purposes. At June 30, 2016, we estimate that our capital available for investments was approximately $140 million.

Ñ	Further details on our capital allocation are included in the Analysis of Capital Allocation section.
2016 Financial Outlook
As stated in our fourth quarter of 2015 Redwood Review, our expectation is to generate GAAP earnings between $1.20 and $1.50 per share for the full year of 2016. As a result of subsequent events, our year-to-date 2016 results included $11 million of restructuring and related charges, versus our original expectation of $6 to $7 million, and were also negatively impacted by interest rate volatility in the first half of 2016. However, after incorporating our year-to-date results into our current outlook, we continue to expect GAAP earnings for the full year of 2016 of between $1.20 and $1.50 per share. Below are additional factors underlying our GAAP earnings expectations.

Ñ
Net interest income from our residential investment portfolio, was $124 million in 2015, and was $71 million for the first six months of 2016. Our year-to-date results were in line with expectations. We continue to expect net interest income from our residential investment portfolio for the full year 2016 to be higher than it was for 2015 as a result of increased capital deployment over the last several quarters into residential loans held-for-investment. Additionally, in the second half of 2016, we plan to deploy a portion of the excess capital from the sale of our commercial mezzanine portfolio towards new residential investments.

Ñ
Our commercial segment contributed $26 million of net income for the full year of 2015, which included a $2 million after-tax loss from our commercial loan origination activities that were discontinued in the first quarter of 2016. The contribution from our commercial segment for the first six months of 2016 was $20 million. We anticipate full-year earnings from this segment to be at or above the 2015 contribution of $26 million. While year-to-date income benefited from the release of loan loss reserves, we expect net interest income from this segment to decline, as we anticipate selling all but two of our commercial mezzanine loans in the third quarter of 2016.

Ñ
MSR income, net, was $9 million for the first six months of 2016. This was slightly above the higher end of our expectation of $6 million to $8 million. We continue to expect full-year 2016 MSR income, net, to be between $12 million and $16 million based on the size of our MSR portfolio at June 30, 2016.

THE REDWOOD REVIEW I 2ND QUARTER 2016
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Q U A R T E R L Y O V E R V I E W

Ñ
Our residential mortgage banking segment generated $4 million of income for the full year of 2015. This included a $7 million loss associated with conforming mortgage banking activities that were discontinued in the first quarter of 2016. The contribution from our residential mortgage banking segment for the first six months of 2016 was $15 million. Based on the year-to-date results in 2016, and the restructuring of our conforming mortgage banking operations, we continue to expect to see higher residential mortgage banking income for 2016 as compared with 2015.

Ñ
In the first six months of 2016, we realized gains of $19 million, primarily from the sale of $260 million of residential securities. We anticipate generating additional gain on sale income during 2016 from further portfolio sale activity.

Ñ
We continue to expect our 2016 operating expenses to be lower than the $97 million of expenses for 2015, and to reflect the benefit from the estimated $30 million reduction in expenses on an annualized basis from the recent restructuring of our mortgage banking operations. Our expectation for full-year 2016 operating expenses includes $11 million of restructuring and related charges, and variable compensation expense commensurate with the expected earnings range provided above.

Ñ	We currently do not anticipate a material tax provision or benefit for 2016.
As we have previously noted, since we continue to manage significant interest rate volatility and other market-related factors that may result in variability in our quarterly results over 2016, we have not broken down our full-year 2016 GAAP earnings expectation by quarter. We plan to reassess our full-year GAAP earnings expectation as we report our financial results for each quarter of 2016.
As with all forward-looking statements, we would be remiss if we didn’t remind you that our forward-looking statements relating to our 2016 financial outlook are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors” and other risks, uncertainties, and factors that could cause actual results to differ materially from those described above, including those described below and in the “Cautionary Statement” at the beginning of this Redwood Review. Although we anticipate updating our 2016 financial outlook each quarter in 2016, as a general matter we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

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Q U A R T E R L Y O V E R V I E W

Important factors, among others, that may affect our actual results in 2016 include: interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute an increased volume of residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; higher than expected operating expenses due to delays or decreases in the realization of expected operating expense reductions related to the repositioning of our conforming mortgage banking activities and commercial loan origination activities, and other unforeseen expenses.

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F I N A N C I A L I N S I G H T S

GAAP Results by Business Segment
We report on our business using three distinct segments: Residential Investments, Residential Mortgage Banking, and Commercial. The Redwood's Business Overview section located in the Appendix of this Redwood Review includes full descriptions of these segments and how they fit into Redwood's business model. The following table presents the results from each of these segments reconciled to our GAAP net income for the second and first quarters of 2016.

Segment Results Summary (1)
($ in millions)
	Three Months Ended
	6/30/2016	3/31/2016

Segment contribution from:
Residential investments	$37	$32
Residential mortgage banking	6	9
Commercial	18	3
Corporate/Other (2)	(19)	(31)

Net income	$41	$12

(1)	See Table 3 in the Financial Tables section of the Appendix to this Redwood Review for a more comprehensive presentation of our segment results.

(2)	The first quarter of 2016 includes $11 million of expenses related to the previously announced restructuring of our conforming residential and commercial mortgage banking operations.

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F I N A N C I A L I N S I G H T S

Residential Investments
The following table presents the results of our Residential Investments segment for the second and first quarters of 2016.

Segment Results - Residential Investments
($ in millions)
	Three Months Ended
	6/30/2016	3/31/2016

Net interest income
Residential securities	$17	$18
Residential loans	20	17
Total net interest income	36	35

Non-interest income
Investment fair value changes, net	(11)	(18)
MSR income, net	3	6
Other income	2	1
Realized gains, net	10	9
Total non-interest income (loss), net	3	(1)

Direct operating expenses	(2)	(2)
Provision for income taxes	—	—

Segment contribution	$37	$32

Ñ
The contribution from this segment increased from the first quarter of 2016, primarily due to growth in net interest income from our residential loans, and lower negative fair value changes on our investments and related hedges during the second quarter.

Ñ
Net interest income increased from the first quarter of 2016, primarily due to a higher average balance of loans held by our FHLB-member subsidiary in the second quarter of 2016. This was partially offset by a decline in net interest income from our securities portfolio, as sales of lower yielding securities and principal paydowns outpaced new security investments during the second quarter.

Ñ
Investment fair value changes, net, was negative $11 million for the second quarter of 2016, as compared with negative $18 million for the first quarter of 2016. The improvement was primarily due to mark-to-market gains on our securities portfolio which benefited from tighter spreads during the second quarter, and lower interest rate volatility relative to the first quarter, which reduced hedging costs in the second quarter.

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F I N A N C I A L I N S I G H T S

Residential investments fair value changes, net, includes mark-to-market changes on our long-term investments in residential loans and real estate securities, and risk management derivatives associated with these investments. The following table presents the components of investment fair value changes, net, of our Residential Investments segment by investment type, for the second and first quarters of 2016.

Components of Residential Investments Fair Value Changes, Net by Investment Type
($ in millions)
	Three Months Ended
	6/30/2016	3/31/2016

Market valuation changes on:
Residential loans held-for-investment
Change in fair value from the reduction of principal (1)	$(4)	$(1)
Change in fair value from changes in interest rates (2)	3	25
Total change in fair value of residential loans held-for-investment	(1)	23

Residential securities
Change in fair value from the reduction of principal (1)	(1)	(1)
Change in fair value from changes in interest rates (2)	—	(4)
Total change in fair value of residential securities	(1)	(5)

Risk management derivatives
Interest component of derivative expense	(2)	(3)
Change in fair value of derivatives from changes in interest rates (3)	(7)	(33)
Total change in fair value of risk management derivatives	(9)	(36)

Total residential investments fair value changes, net (4)	$(11)	$(18)

(1)
Reflects the change in fair value due to principal changes, which is calculated as the change in principal on a given investment during the period, multiplied by the prior quarter ending price or acquisition price for that investment in percentage terms.

(2)
Reflects changes in prepayment assumptions and credit spreads on our residential loans, residential trading securities and conforming risk-sharing investments primarily due to changes in benchmark interest rates. This item is excluded from management's definition of core earnings.

(3)
Reflects the change in fair value of our risk management derivatives that are associated with changes in benchmark interest rates during the period. This item is excluded from management's definition of core earnings.

(4)
Total investment fair value changes, net, on our consolidated financial statements also includes a $0.3 million gain in the second quarter of 2016 and a $2 million loss in the first quarter of 2016 related to changes in fair value of our investments in legacy consolidated Sequoia transactions, which is included in Corporate/Other for segment reporting and is excluded from management's definition of core earnings.

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F I N A N C I A L I N S I G H T S

In the second quarter of 2016, MSR income, net, decreased from the first quarter of 2016 primarily due to wider valuation spreads during the second quarter of 2016, as well as lower fee income resulting from a lower average balance of MSRs during the second quarter of 2016. The following table presents the components of MSR income, net, for the second and first quarters of 2016.

Components of MSR Income, Net
($ in millions)
	Three Months Ended
	6/30/2016	3/31/2016

Net servicing fee income	$9	$10
Change in fair value of MSRs from the receipt of expected cashflows	(6)	(6)
MSR provision for repurchases	—	—
MSR income before effect of changes in interest rates	3	4

Net effect to valuations from changes in assumptions and interest rates
Change in fair value of MSRs from changes in MSR assumptions (1)	(21)	(38)
Change in fair value of associated derivatives	21	41
Total net effect of changes in assumptions and interest rates	—	3

MSR income, net	$3	$6

(1)	Primarily reflects changes in prepayment assumptions on our MSRs due to changes in benchmark interest rates.

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F I N A N C I A L I N S I G H T S

The following table presents our Residential Investments segment contribution for our residential loans held-for-investment, residential securities, and MSR investments for the second quarter of 2016.

Segment Contribution of Residential Investments by Type
For the Three Months Ended June 30, 2016
($ in millions)
	Residential Loans	Residential Securities	MSRs	Total

Total net interest income	$20	$17	$—	$36

Non-interest income
Investment fair value changes, net	(11)	—	—	(11)
MSR income, net	—	—	3	3
Other income	—	1	—	2
Realized gains, net	—	10	—	10
Total non-interest income (loss), net	(10)	11	3	3

Direct operating expenses	—	(1)	(1)	(2)
Provision for taxes	—	—	—	—

Segment contribution	$9	$27	$2	$37

Core Earnings adjustments (1)
Eliminate mark-to-market changes on long-term investments and associated derivatives	5	(1)	—	4
Eliminate restructuring and related charges	—	—	—	—
Eliminate provision for income taxes	—	—	—	—
Total core earnings adjustments	5	(1)	—	4

Core segment contribution (1)	$14	$26	$2	$41

(1)
Consistent with management's definition of core earnings set forth on page 40, core segment contribution reflects GAAP segment contribution adjusted to reflect the portion of core earnings adjustments allocable to this segment.

Ñ
At June 30, 2016, we had $3.4 billion of investments in our Residential Investments segment, including $2.3 billion of residential loans held-for-investment, $836 million of residential securities, $110 million of MSR investments, and $225 million of cash and other assets.

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F I N A N C I A L I N S I G H T S

Residential Mortgage Banking
The following table presents the results of our Residential Mortgage Banking segment for the second and first quarters of 2016.

Segment Results - Residential Mortgage Banking
($ in millions)
	Three Months Ended
	6/30/2016	3/31/2016

Net interest income	$4	$5

Non-interest income
Mortgage banking activities, net	8	9
Total non-interest income	8	9

Direct operating expenses	(6)	(5)
Provision for income taxes	—	—

Segment contribution	$6	$9

Ñ	Loan purchase commitments (LPCs), adjusted for fallout expectations, were $1.5 billion for the second quarter of 2016, as compared with $0.9 billion for the first quarter of 2016.

Ñ
Our gross margins for our jumbo loans, which we define as net interest income plus mortgage banking activities, net, divided by LPCs, were 68 basis points for the second quarter of 2016, as compared with 147 basis points for the first quarter of 2016, and within our long-term expectations of 50 to 75 basis points. Our second quarter mortgage banking activities, net, included $2 million of income from trailing conforming loan sales. Including this amount, overall gross margins were 78 basis points for the second quarter of 2016.

Ñ
Direct operating expenses were $6 million for the second quarter of 2016, as compared with $5 million for the first quarter of 2016. All severance and related charges from the restructuring of our conforming mortgage banking operations in the first quarter are included in Corporate/Other for segment reporting purposes. The increase in operating expenses in the second quarter of 2016 was primarily the result of the higher loan purchase volume relative to the first quarter of 2016.

Ñ Residential loan sales totaled $829 million during the second quarter and included $475 million of whole loan sales to third parties and $354 million of loans that were securitized.

Ñ	At June 30, 2016, we had 375 loan sellers, which included 219 jumbo sellers and 156 MPF Direct sellers from various FHLB districts.

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F I N A N C I A L I N S I G H T S

Commercial
The following table presents the results of our Commercial segment for the second and first quarters of 2016.

Segment Results - Commercial
($ in millions)
	Three Months Ended
	6/30/2016	3/31/2016

Net interest income	$12	$7
Reversal of provision for loan losses	7	—

Non-interest income
Mortgage banking activities, net	—	(2)
Total non-interest income	—	(2)

Operating expenses	(1)	(2)
Provision for income taxes	—	—

Segment contribution	$18	$3

Ñ
Our results for this segment increased from the first quarter of 2016, primarily due to the $7 million benefit from the reversal of provision for loan losses. Included in the reversal of provision for loan losses for the second quarter of 2016, was $5 million related to the anticipated sale of our commercial mezzanine loans in the third quarter of 2016. The additional $2 million included in the reversal of provision for loan losses was primarily related to five commercial mezzanine loans that prepaid during the second quarter of 2016.

Ñ
Net interest income from our commercial segment increased from the first quarter of 2016, primarily due to $5 million of prepayment penalty interest received from four commercial mezzanine loans that prepaid in the second quarter of 2016.

Ñ	We did not record any income or expense from mortgage banking activities, net, for the second quarter of 2016, as we fully liquidated our remaining senior loans in the first quarter of 2016.

Ñ
Direct operating expenses were $1 million for the second quarter of 2016, as compared with $2 million for the first quarter of 2016. All severance and related charges from the restructuring of our commercial mortgage banking operations are included in Corporate/Other for segment reporting purposes.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

The following section provides an overview of Redwood’s sources and uses of capital, including an analysis of capital allocated to Redwood’s residential and commercial investment portfolios and mortgage banking operations.
Balance Sheet Analysis
The following table presents our consolidated balance sheets at June 30, 2016 and March 31, 2016.

Consolidated Balance Sheets (1)
($ in millions)
	6/30/2016	3/31/2016

Residential loans	$4,040	$3,715
Real estate securities	884	920
Commercial loans	325	364
Mortgage servicing rights	110	127
Cash and cash equivalents	217	305
Total earning assets	5,576	5,431

Other assets	322	296
Total assets	$5,898	$5,727

Short-term debt
Mortgage loan warehouse debt	$706	$369
Security repurchase facilities	353	435
Other liabilities	202	195
Asset-backed securities issued, net	860	958
Long-term debt, net	2,684	2,683
Total liabilities	4,805	4,641

Stockholders’ equity	1,093	1,086

Total liabilities and equity	$5,898	$5,727

(1)
Our consolidated balance sheets include assets of consolidated variable interest entities (“VIEs”) that can only be used to settle obligations of these VIEs and liabilities of consolidated VIEs for which creditors do not have recourse to the primary beneficiary (Redwood Trust, Inc.). At June 30, 2016 and March 31, 2016, assets of consolidated VIEs totaled $888 and $1,102, respectively, and liabilities of consolidated VIEs totaled $860 and $959, respectively. See Table 8 in the Financial Tables section of the Appendix to this Redwood Review for additional detail on consolidated VIEs.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

To supplement our consolidated balance sheet, the following table presents the components of the assets and liabilities of our consolidated balance sheet at June 30, 2016, by operating segment.

Operating Segment Assets and Liabilities
June 30, 2016
($ in millions)
	Operating Segments
	Residential Investments	Residential Mortgage Banking	Commercial	Corporate/Other	Redwood Consolidated

Residential loans	$2,278	$882	$—	$880	$4,040
Real estate securities	836	—	48	—	884
Commercial loans	—	—	325	—	325
Mortgage servicing rights	110	—	—	—	110
Cash and cash equivalents	51	—	—	166	217
Total earning assets	3,275	882	373	1,046	5,576
Other assets	174	36	2	109	322
Total assets	$3,449	$919	$376	$1,155	$5,898
Short-term debt
Mortgage loan warehouse debt	$—	$706	$—	$—	$706
Security repurchase facilities	353	—	—	—	353
Other liabilities	66	36	1	99	202
ABS issued, net	—	—	—	860	860
Long-term debt, net	2,000	—	65	619	2,684
Total liabilities	$2,419	$742	$67	$1,578	$4,805

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Analysis of Capital Allocation
Included in this section is a detailed analysis of the allocation of our $1.7 billion of capital, which is summarized above on page 17 of this Redwood Review. Our $1.7 billion of capital includes $1.1 billion of equity capital and $0.6 billion of the total $2.7 billion of long-term debt on our consolidated balance sheet. This portion of long-term debt includes $140 million of trust-preferred securities due in 2037, $288 million of convertible debt due in 2018, and $201 million of exchangeable debt due in 2019.
Residential Investments
Our residential investments portfolio represented $1.2 billion, or 72%, of our total capital at June 30, 2016. This portfolio provided the majority of our income during the second quarter of 2016.
Residential Loans/FHLB Stock

Ñ
At June 30, 2016, our investments in residential loans included $2.3 billion of jumbo residential loans financed with $2.0 billion of FHLB debt by our FHLB-member subsidiary. In connection with these borrowings, our FHLB-member subsidiary is required to hold $43 million of FHLB stock. At June 30, 2016, none of these loans was in delinquent status of greater than 90 days.

Ñ
At June 30, 2016, the weighted average maturity of this FHLB debt was approximately nine years and it had a weighted average cost of 0.57% per annum. This interest cost resets every 13 weeks, and we seek to fix the interest cost of this FHLB debt over its weighted average maturity by using a combination of swaps, TBAs, and other derivative instruments.

Ñ
Under a final rule published by the Federal Housing Finance Agency in January 2016, our FHLB-member subsidiary will remain an FHLB member through the five-year transition period for captive insurance companies. Our FHLB-member subsidiary's existing $2.0 billion of FHLB debt, which matures beyond this transition period, is permitted to remain outstanding until the stated maturity. As residential loans pledged as collateral for this debt pay down, we are permitted to pledge additional loans or other eligible assets to collateralize this debt; however, we do not expect to be able to increase our subsidiary's FHLB debt above the existing $2.0 billion maximum.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Residential Securities
At June 30, 2016, we had $836 million of residential securities. We categorize these securities by (i) whether they were issued through our Sequoia platform, by an Agency in a CRT, or by third parties through their platform and (ii) by portfolio vintage (the year the securities were issued), priority of cash flow (senior, Re-REMIC, and subordinate) and the underwriting characteristics of the underlying loans (prime and non-prime). The following table presents the fair value of our residential real estate securities at June 30, 2016.

Residential Securities - Vintage and Category
June 30, 2016
($ in millions)
	RMBS 2.0			Legacy RMBS
	Sequoia 2012-2016	Third Party 2013-2016	Agency CRT 2013-2016	Third Party 2006-2008	Third Party <=2005	Total Securities	% of Total Securities

Senior
Prime	$18	$—	$—	$11	$54	$83	10%
Non-prime (1)	—	—	—	—	13	14	2%
Total senior	18	—	—	11	67	96	12%
Re-REMIC	—	—	—	109	56	166	20%
Prime subordinate
Mezzanine (2)	165	143	19	—	—	328	39%
Subordinate	103	41	77	1	25	246	29%
Prime subordinate	268	185	96	1	25	574	68%

Total real estate securities	$285	$185	$96	$121	$148	$836	100%

(1)	Non-prime residential senior securities consist of Alt-A senior securities.

(2)	Mezzanine includes securities initially rated AA through BBB- and issued in 2012 or later.
At June 30, 2016, real estate securities we owned consisted of fixed-rate assets (69%), adjustable-rate assets (18%), hybrid assets that reset within the next year (12%), and hybrid assets that reset between 12 and 36 months (1%).

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

We finance our holdings of residential securities with a combination of capital and collateralized debt in the form of repurchase (or “repo”) financing. At June 30, 2016, we had short-term debt incurred through repurchase facilities of $353 million, which was secured by $446 million of residential real estate securities. The remaining $390 million of these securities were financed with capital.
The following table presents the fair value of our residential securities that are financed with repurchase debt, at June 30, 2016.

Residential Securities Financed with Repurchase Debt
June 30, 2016
($ in millions, except weighted average price)
	Residential Securities	Repurchase Debt	Allocated Capital	Weighted Average Price (1)	Financing Haircut (2)

Residential securities
Senior	$58	$(50)	$8	$92	14%
Re-REMIC	75	(46)	29	$88	39%
Mezzanine	313	(257)	56	$99	18%

Total	$446	$(353)	$93	$96	21%

(1)	GAAP fair value per $100 of principal.

(2)	Allocated capital divided by GAAP fair value.

Ñ
At June 30, 2016, the securities we financed through repurchase facilities had no material credit issues. In addition to the allocated capital listed in the table above that directly supports our repurchase facilities (i.e., “the haircut”), we continue to hold a designated amount of supplemental risk capital available for potential margin calls or future obligations relating to these facilities.

Ñ
At June 30, 2016, we had securities repurchase facilities with seven different counterparties. The weighted average cost of funds for the financing at these facilities during the second quarter of 2016 was approximately 1.78% per annum.

Ñ
At June 30, 2016, the weighted average GAAP fair value of our financed securities was 96% of their aggregate principal balance. All financed securities received external third party market price indications as of June 30, 2016, and were, in aggregate, valued within 1% of these indications.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Ñ
The majority of the $58 million of senior securities and $75 million of Re-REMIC securities noted in the preceding table are supported by seasoned residential loans originated prior to 2008. The credit performance of these investments continues to exceed our original investment expectations.

Ñ
The $313 million of mezzanine securities financed through repurchase facilities at June 30, 2016, carry investment grade credit ratings and are supported by residential loans originated between 2012 and 2016. The loans underlying these securities have experienced minimal delinquencies to date.

Ñ	Additional information on the residential securities we own is set forth in Tables 6 and 7 in the Financial Tables section of the Appendix to this Redwood Review.
Mortgage Servicing Rights
At June 30, 2016, we had $110 million, or 6%, of our total capital invested in MSRs. This portfolio includes conforming MSRs retained from loans sold to Fannie Mae and Freddie Mac, conforming MSRs acquired through co-issue relationships with third-party conforming originators, and jumbo MSRs retained from loans transferred to Sequoia securitizations we completed over the past several years. The following table provides information on our MSR portfolio at June 30, 2016.

MSR Portfolio Composition
June 30, 2016
($ in millions, except price and cost per loan to service)
	Conforming	Jumbo	Total

Principal (1)	$9,825	$5,512	$15,337
Fair value of MSRs	$78	$32	$110
Price (2)	$0.80	$0.58	$0.72
Implied multiple (3)	3.2X	2.3X	2.9X
GWAC (4)	3.88%	3.98%	3.91%

Key assumptions in determining fair value
Discount rate	11%	11%	11%
Annualized cost per loan to service	$82	$72	$78
Constant prepayment rate (CPR) of associated loans	14%	28%	20%

(1)	Represents principal balance of residential loans associated with MSRs in our portfolio.

(2)	Fair value per $100 of principal.

(3)	Price divided by annual base servicing fee of 25 basis points.

(4)	Gross weighted average coupon of associated residential loans.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Ñ
At June 30, 2016, we owned $78 million of conforming MSRs and $32 million of jumbo MSRs associated with residential loans that had aggregate principal balances of $9.8 billion and $5.5 billion, respectively.

Ñ
The GAAP carrying value, which is the estimated fair value of our MSRs, was equal to 0.72% of the aggregate principal balance of the associated residential loans at June 30, 2016, as compared with 0.85% at March 31, 2016. The decline in price during the second quarter of 2016 was primarily due to the adverse effect to valuations from the decline in benchmark interest rates during the second quarter.

Ñ	At June 30, 2016, the 60-day-plus delinquency rate (by current principal balance) of loans associated with our MSR investments was 0.11%.

Ñ	We earn fees from these MSRs, but outsource the actual servicing of the associated loans to third-party servicers.
Residential Mortgage Banking
At June 30, 2016, we had $170 million, or 10%, of our total capital invested in our residential mortgage banking operations. The $170 million of allocated capital is utilized to support the purchase and sale of residential loans held-for-sale.
We utilize a combination of this allocated capital and our residential loan warehouse facilities to manage our $882 million inventory of residential loans held-for-sale. At June 30, 2016, we had $706 million of warehouse debt outstanding to fund residential mortgages held-for-sale. The weighted average cost of the borrowings outstanding under these facilities during the second quarter of 2016 was 2.0% per annum.
Our warehouse capacity, at June 30, 2016, totaled $1.4 billion across four separate counterparties.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Commercial
Our commercial investments represented $309 million, or 18%, of our total capital invested at June 30, 2016.
At June 30, 2016, our commercial investments had a carrying value of $376 million, which includes $325 million of commercial mezzanine loans, $48 million of multi-family and CMBS securities, and $2 million of other assets.
We anticipate selling all but two of our commercial mezzanine loans during the third quarter of 2016. At June 30, 2016, we determined one of these two remaining loans, which had a carrying value of $18 million, was impaired due to a maturity default that occurred during the second quarter of 2016. While we expect the borrower to refinance this loan with a third party, the timing and completion of the refinance is uncertain at this point and we carried a specific reserve of $1 million associated with this loan at June 30, 2016. We currently expect the other loan to repay during the third quarter.

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R E D W O O D' S B U S I N E S S O V E R V I E W

Redwood’s Business
Redwood’s business is focused on investing in residential mortgages and other real estate-related assets and engaging in residential mortgage banking activities. We are structured as a REIT for federal tax purposes. Our REIT holds most of our mortgage-related investments, due to the tax advantages afforded to REITs. Our mortgage-banking activities are conducted through taxable REIT subsidiaries that pay corporate income taxes. We operate and report our businesses through three segments - Residential Investments, Residential Mortgage Banking, and Commercial.
Residential Investments: Our Residential Investments segment includes a portfolio of investments in residential mortgage-backed securities (RMBS) retained from our Sequoia securitizations, as well as RMBS issued by third parties. In addition, this segment includes a subsidiary of Redwood Trust that is a member of the Federal Home Loan Bank of Chicago (FHLBC) and utilizes attractive long-term financing from the FHLBC to invest in residential mortgage loans. Finally, this segment includes MSRs associated with residential loans we have sold or securitized, as well as MSRs purchased from third parties.
This segment’s main source of revenue is net interest income from portfolio investments. Additionally, this segment may realize gains and losses upon the sale of investments. Funding, hedging, tax, and direct operating expenses associated with these activities are also included in this segment.
Residential Mortgage Banking: Our Residential Mortgage Banking segment primarily consists of operating a mortgage loan conduit that acquires prime jumbo residential loans on a flow basis from a network of third-party originators for subsequent sale. We typically distribute the loans through either our Sequoia private-label securitization program, or to institutions that acquire pools of whole loans. We occasionally supplement our flow purchases with bulk loan acquisitions.
This segment’s main source of revenue is income from mortgage banking activities, which includes valuation increases (or gains) on the sale or securitization of loans, and from hedges used to manage risks associated with these activities. Additionally, this segment may generate interest income on loans held pending securitization or sale. Funding, tax, and direct operating expenses associated with these activities are also included in this segment.
Commercial: Our Commercial segment consists primarily of a portfolio of investments in mezzanine and other subordinate loans. This segment’s main source of revenue is net interest income. Funding, tax, and direct operating expenses associated with these activities are also included in this segment. In the first quarter of 2016, we restructured our commercial operations and discontinued our commercial mortgage banking activities. Historical information presented for this segment through the first quarter of 2016 includes results from commercial mortgage banking activities.

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D I V I D E N D P O L I C Y

Dividend Policy
Summary
As a REIT, Redwood is required to distribute to shareholders at least 90% of its REIT taxable income, excluding net capital gains. REIT taxable income is defined as taxable income earned at Redwood and its qualified REIT subsidiaries and certain pass-through entities. To the extent Redwood retains REIT taxable income, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.

Dividend Policy Overview
Our Board of Directors has maintained a policy of paying regular quarterly dividends, although we have not been required to distribute dividends in recent years in order to comply with the provisions of the Internal Revenue Code applicable to REITs. In December 2015, the Board of Directors announced its intention to pay a regular dividend of $0.28 per share per quarter in 2016. During the first and second quarters of 2016, the Board of Directors declared and paid regular quarterly dividends of $0.28 per share. In August 2016, the Board of Directors declared a regular dividend of $0.28 per share for the third quarter of 2016, which is payable on September 30, 2016 to shareholders of record on September 15, 2016.

Dividend Distribution Requirement
Our estimated REIT taxable income was $28 million, or $0.36 per share, for the second quarter of 2016 and $17 million, or $0.23 per share, for the first quarter of 2016. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a federal $70 million net operating loss carry forward (NOL) at the REIT that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax rules require the dividends paid deduction to be applied to reduce taxable income before the applicability of NOLs is considered. While it is possible, we do not expect our estimated REIT taxable income to exceed our dividend distributions in 2016; therefore, our entire NOL will likely carry forward into 2017.

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D I V I D E N D P O L I C Y

Income Tax Characterization of Dividend for Shareholders
Irrespective of our minimum distribution requirement, federal income tax rules require that the actual dividends we distribute in 2016 be taxed at the shareholder level based on our full-year 2016 taxable income plus net capital gains before application of any loss carry forwards. Based on this requirement, we expect all, or nearly all, of the dividends we distribute in 2016 to be taxable as ordinary income to shareholders and a smaller portion, if any, to be a return of capital, which is generally non-taxable. Factors that significantly affect the taxation of our dividends to shareholders include but are not limited to: (i) capital gains on sales of securities and (ii) the timing of realized credit losses on legacy investments.
(i)For the six months ended June 30, 2016, we realized net capital gains of $14 million at the REIT level for tax purposes. Net capital gains generated by the REIT for the entire year would increase the portion of our 2016 dividends that are characterized as ordinary income to our shareholders. However, if the REIT realizes net capital losses for 2016, these losses would have no effect on the taxability of our 2016 dividends. None of our 2016 dividend distributions are expected to be characterized as long-term capital gains, based on applicable federal income tax rules.
(ii)Our estimated REIT taxable income for the six months ended June 30, 2016 included $5 million of realized credit losses on legacy investments that were taken in previous periods for GAAP reporting purposes. We anticipate an additional $20 million of tax credit losses to be realized over an estimated three to five-year period based on the securities we currently own. This is a decrease from the $23 million at December 31, 2015 and $34 million at December 31, 2014.

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C O R E E A R N I N G S D E F I N I T I ON

Core Earnings
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management defines core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of our long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads and (ii) eliminate the impact of the provision for (or benefit from) taxes. In addition, Redwood’s core earnings also exclude the impact of the restructuring and related charges associated with the recent restructuring of Redwood's conforming residential and commercial mortgage banking operations in the first quarter of 2016, as well as the reversal of loan loss provisions in the second quarter of 2016 associated with our commercial mezzanine portfolio loan sale, which is anticipated to close in the third quarter of 2016.
Management utilizes this core earnings measure internally as one way of analyzing Redwood’s operating performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes. Specifically, the quarterly mark-to-market changes in the value of our long-term investments in loans, trading securities, and other investments, as well as the associated derivatives, resulting from changes in benchmark interest rates and credit spreads may not be reflective of the net interest income or the total return we would expect to earn from them over the longer-term.
Redwood’s core earnings excludes the impact of the restructuring and related charges associated with the restructuring of our conforming residential and commercial mortgage banking operations. During the second quarter of 2016, core earnings excludes the release of commercial loan loss reserves resulting from the anticipated sale of most of our commercial mezzanine loan portfolio. Because each of these items is associated with the restructuring of businesses, management believes these items are not reflective of our core operating results.
In addition, core earnings eliminates the impact of any provision for (or benefit from) income taxes, which is based on GAAP net income, rather than taxable income. As a REIT, we are subject to income taxes on earnings generated at our taxable REIT subsidiaries (TRS) and generally not subject to income taxes on earnings generated at the REIT. Significant timing differences exist between GAAP net income and taxable income at our TRS, which can create quarter-to-quarter volatility in our deferred tax provision. Our current tax provision (the amount we actually pay to the government) has been minimal due to taxable losses at our TRS. Although the provision for (or benefit from) income taxes was not significant during the first two quarters of 2016 or the fourth quarter of 2015, management analyzes the Company’s core operating results on a pre-tax basis due to the Company’s status as a REIT, as well as to facilitate comparison with the core earnings metrics of other REIT competitors.

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C O R E E A R N I N G S D E F I N I T I ON

We caution that core earnings and core segment contribution should not be utilized in isolation, nor should they be considered as alternatives to GAAP net income or other measurements of results of operations computed in accordance with GAAP. A further discussion of core earnings and core segment contribution is included in the Management’s Discussion and Analysis section of Redwood’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

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G L O S S A R Y

A-NOTES - A-Notes are senior interests in commercial mortgage debt which are promissory notes secured by either a deed of trust or a mortgage. A-Notes are senior to any subordinate financing, such as B-Notes, and mezzanine financing. See B-Notes and Mezzanine Loan definitions.

ADJUSTABLE-RATE MORTGAGES (ARM) - Adjustable-rate mortgages (“ARMs”) are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of 2-10 years and then become adjustable-rate).

AGENCY - Agency refers to government-sponsored enterprises (“GSEs”), including Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), and Government National Mortgage Association (“Ginnie Mae”).

ALT-A SECURITIES and ALT-A LOANS - Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and in some cases investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST - Amortized cost is the initial acquisition cost of an available-for-sale (“AFS”) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of other-than temporary impairment taken through the income statement.

ASSET-BACKED SECURITIES (ABS) - Asset-backed securities (“ABS”) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

AVAILABLE CAPITAL - Available Capital represents a combination of capital available for investment and risk capital we hold for liquidity management purposes.

AVAILABLE-FOR-SALE (AFS) - An accounting method for debt and equity securities in which the securities are reported at their fair value. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet.

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G L O S S A R Y

B-NOTES - B-Notes are subordinate interests in commercial mortgage debt which are either (i) evidenced by a subordinated promissory note secured by the same mortgage that also secures the senior debt relating to the same property or (ii) junior participation interests in mortgage debt that are subordinate to senior participation interests in the same mortgage debt. B-Notes typically provide the holder with certain rights to approve modifications to related lending agreements and to trigger foreclosure under the mortgage following an event of default. B-Notes also typically provide the holder certain limited rights to cure a borrower default under senior debt secured by the same mortgage in order to keep the senior debt current and avoid foreclosure.

BOOK VALUE (GAAP) - Book value is the value of our common equity in accordance with GAAP.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS) - A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONFORMING LOAN - A conforming loan is a mortgage loan that conforms to the underwriting standards of Fannie Mae and Freddie Mac, including the maximum loan limit, which is currently $417,000 except in defined high-cost areas of the country, where the limit is higher. Changes to this maximum loan limit are announced annually by the Federal Housing Finance Agency (“FHFA”), which is the regulator and conservator of both Fannie Mae and Freddie Mac.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR) - Constant (or conditional) prepayment rate (“CPR”) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CORE EARNINGS - Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. See the preceding Core Earnings Definition section for additional information on this metric.

CREDIT RISK TRANSFER (CRT) INVESTMENTS - Credit risk transfer investments generally refer to transactions in which mortgage loan credit risk is shifted from one party to another, examples of which may include structured debt issuances, credit-linked notes, insurance/reinsurance transactions, front-end or back-end lender risk-sharing transactions, and senior subordinate securities. Among the CRT investments that Redwood holds are CRT transactions it entered into with the Agencies relating to conforming loans.

CREDIT SUPPORT - Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

FALLOUT - The percentage of loans that an originator plans or commits to sell to a buyer that ultimately do not close and are not delivered to the buyer.

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G L O S S A R Y

FASB - Financial Accounting Standards Board.

FHFA - The FHFA refers to the Federal Housing Finance Authority.

FHLB and FHLBC - The FHLB refers to the Federal Home Loan Bank system. The FHLBC refers to the Federal Home Loan Bank of Chicago.

FORWARD SALE COMMITMENT - A contract pertaining to the future sale of a loan at a specified price and within a specified time period. Mortgage bankers often use forward sale commitments to hedge interest rate risk between the date they agree to buy and the date in which the loan is sold, which is often between 30 and 60 days. This commitment qualifies as a derivative in accordance with GAAP. Any change in the value of this forward sale commitment is recorded as a market valuation adjustment in mortgage banking activities.

GAAP - Generally Accepted Accounting Principles in the United States.

GOVERNMENT-SPONSORED ENTERPRISE (GSE) - A government-sponsored enterprise is a financial services corporation created by the United States Congress to enhance the flow of credit to targeted sectors of the economy. Among the GSEs chartered by Congress are Fannie Mae, Freddie Mac, Ginnie Mae, and the Federal Home Loan Banks. When we refer to GSEs, we are generally referring to Fannie Mae and Freddie Mac.

INTEREST-ONLY SECURITIES (IOs) - Interest-only securities (“IOs”) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the securities that are issued with principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balance of the underlying pool of assets pays down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments increase.

JUMBO LOAN - A jumbo loan is a residential mortgage loan that generally conforms to the underwriting standards of Fannie Mae and Freddie Mac except that the dollar amount of the loan exceeds the conforming loan limit set annually by the FHFA. See Conforming Loan Definition.

LEGACY RMBS - Residential mortgage backed securities issued prior to 2009.

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G L O S S A R Y

LEVERAGE RATIOS - Leverage ratios measure financial leverage and are used to assess a company’s ability to meet its financial obligations. Financial leverage ratios are often expressed as debt to equity and assets to equity. In the mortgage banking industry, financial leverage is most commonly calculated using debt to equity. At Redwood, the two financial leverage ratios used are consolidated GAAP debt to equity and recourse debt (or, debt at Redwood) to equity. The former calculation includes the consolidated ABS issued from certain Sequoia and other securitization entities (generally those issued prior to 2012) even though those obligations are not financial obligations of Redwood but are obligations of each the consolidated securitization trusts and are payable only from the cash flow from the assets owned by each of those trusts. The latter calculation of recourse debt to equity excludes debt related to consolidated securitizations and only includes debt for which Redwood has an obligation to repay. Both ratios are calculated at the bottom of Table 5: Financial Ratios and Book Value in the Appendix section.

LOAN PURCHASE COMMITMENT (LPC) - A commitment to purchase a residential mortgage loan from a mortgage loan originator at a specified price and within a specified time period. A “best efforts” loan purchase commitment becomes effective once the originator has closed the loan with the borrower. A “mandatory” loan purchase commitment becomes effective once the commitment is entered into among the buyer and the originator, regardless if the originator has closed the loan. Mortgage buyers such as Redwood often issue 30 to 60 day loan purchase commitments to loan originators so they can in turn offer a similar commitments to their borrowers. To hedge interest rate risk during the commitment period, buyers will often enter in to a forward sale commitment or hedge the risk using derivatives. (See Forward Sale Commitment definition.) A loan purchase commitment for a conforming loan qualifies as a derivative in accordance with GAAP. Beginning January 1, 2015, our loan purchase commitment for a non-conforming loan qualifies as a derivative in accordance with GAAP. Any change in the value of a loan purchase commitment is recorded as a market valuation adjustment in mortgage banking activities.

LONG-TERM DEBT - Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes convertible debt, exchangeable debt, junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING - Mark-to-market (“MTM”) accounting uses estimated fair values of assets, liabilities, and hedges. Many assets on our consolidated balance sheet are carried at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

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G L O S S A R Y

MARKET VALUATION ADJUSTMENTS (MVAs) - Market valuation adjustments (“MVAs”) are changes in fair values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in fair values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

MEZZANINE LOAN - A mezzanine loan is a loan secured by the membership interests, partnership interests, and/or stock in a single purpose entity formed to own a commercial property, for example. If the mezzanine borrower fails to make its payments or otherwise defaults under the mezzanine loan documents, the mezzanine lender may pursue its remedies, including taking control of the single purpose entity that owns the property.

MEZZANINE SECURITIES - Mezzanine securities are a type of subordinate security and refer to the securities in a residential mortgage-backed securitization that are rated AA, A, and BBB. They rank junior to the AAA securities, and senior to the securities rated below BBB which typically include BB and B rated securities, and any non-rated securities.

MORTGAGE SERVICING RIGHT (MSR) - A mortgage servicing right (“MSR”) gives the holder the contractual right to service a mortgage loan. MSRs typically include the right to collect monthly mortgage principal and interest payments, as well as related tax and insurance payments, from borrowers, disburse funds to the mortgage debt holders and remit related insurance and tax payments, collect late payments, and process modifications and foreclosures. MSRs are created when mortgage loans are sold in a transaction in which the seller retains the right to service the loans. The holder of an MSR receives a monthly servicing fee (which generally ranges from 0.25% to 0.375% per annum of the outstanding principal balance of the related mortgage loan), which is deducted from the borrower’s monthly interest payments. For accounting purposes, MSRs are capitalized at the net present value of the servicing fee less the servicing cost. When Redwood holds an MSR relating to a residential mortgage loan, it retains a sub-servicer to carry out actual servicing functions, as Redwood does not directly service residential mortgage loans.

MPF DIRECT - MPF Direct is a mortgage loan product offered by the Federal Home Loan Bank of Chicago under the Mortgage Partnership Finance ("MPF") program. Members of the FHLB system that are eligible to participate in the MPF Direct product ("MPF Direct sellers") sell high-balance loans to the Federal Home Loan Bank of Chicago which in turn sells the loans to Redwood, which we also refer to as our MPF Direct channel.

MSR CO-ISSUE - In an MSR co-issue transaction, a third party originator sells a pool of residential mortgage loans directly to one of the Agencies and, at the same time, sells the MSRs associated with these loans to an Agency-approved counterparty, such as Redwood.

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G L O S S A R Y

NON-PRIME SECURITIES - Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

NON-RECOURSE DEBT - Debt that is secured by collateral, but for which the borrower is not personally liable. If the borrower defaults, the lender may seize the collateral, but cannot seek repayment from the borrower for any unpaid principal or interest, even if the value of the collateral does not cover the unpaid amount due following default.

OPTION ARM LOAN - An option ARM loan is a residential mortgage loan that generally offers a borrower monthly payment options such as: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 31-year amortization schedule; and, 4) a payment that would fully amortize the loan over a 15-year amortization schedule. To the extent the borrower has chosen an option that is not fully amortizing the loan (or negatively amortizing the loan), after a period – usually five years or once the negatively amortized loan balance reaches a certain level (generally 15% to 25% higher than the original balance) – the loan payments are recast. This recast provision resets the payment at a level that fully amortizes the loan over its remaining life and the new payment may be materially different than under the borrowers’ previous option.

PREFERRED EQUITY - A preferred equity investment is an investment in preferred equity of a special purpose entity that directly or indirectly owns a commercial property. An investor in preferred equity is typically entitled to a preferred return (relative to a holder of common equity of the same entity) and has the right, if the preferred return is not paid, to take control of the entity (and thereby control the underlying commercial property).

PRIME RESIDENTIAL REAL ESTATE LOANS - Prime loans are residential loans with higher quality credit characteristics, such as borrowers with higher FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

PRIME SECURITIES - Prime securities are residential mortgage-backed securities backed by prime loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (e.g., 700 or higher at origination), low weighted average LTVs (e.g., 75% or less at origination), limited concentrations of investor properties, and low percentages of loans with low FICO scores or high LTV ratios.

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G L O S S A R Y

PRINCIPAL-ONLY SECURITIES (POs) - Principal-only securities (“POs”) are specialized securities created by securitization entities where the holder is only entitled to receive regular cash flows that are derived from incoming principal repayments on an underlying mortgage loan pool. This security is created by splitting a mortgage-backed security into its interest and principal payments. The principal payments create a stream of cash flows which are sold at a discount to investors. These investors will receive the principal portions of the monthly mortgage payments from the underlying pool of loans. The yield on a PO strip depends on the prepayment speed of the underlying loan. The faster the principal is repaid, the higher the yield an investor will receive.

PROFITABILITY RATIOS - Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of certain securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We provide various profitability ratios in Table 5 in the Financial Tables in this Review.

REAL ESTATE INVESTMENT TRUST (REIT) - A real estate investment trust (“REIT”) is an entity that makes a tax election to be taxed as a REIT, invests in real estate and real estate-related assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of its REIT taxable income, excluding net capital gains. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s taxable profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

REAL ESTATE OWNED (REO) - Real estate owned (“REO”) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT SUBSIDIARY - A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT, also referred to as a qualified REIT subsidiary.

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G L O S S A R Y

REIT TAXABLE INCOME - REIT taxable income is non-GAAP measure calculated for tax purposes at Redwood and includes only its qualified REIT subsidiaries (i.e., excluding its taxable subsidiaries, with certain adjustments). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must annually distribute at least 90% of REIT taxable income, excluding net capital gains, as dividends to shareholders. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay corporate income tax on the REIT taxable income we retain, if any (and we are permitted to retain up to 10% of total REIT taxable income, plus net capital gains).

REMIC - A real estate mortgage investment conduit (“REMIC”) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and federal agency pass-through securities.

RE-REMIC SECURITY - A Re-REMIC is a re-securitization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting Re-REMIC securities in a variety of ways.

RESECURITIZATION - A resecuritization is a securitization of two or more mortgage-backed securities into a new mortgage-backed security.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS) - A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE) - ROE is a measure of the amount of profit we generate over a given period per dollar of equity capital; ROE equals GAAP income divided by average GAAP equity.

RMBS 2.0 - Residential mortgage backed securities issued after 2008.

SENIOR SECURITIES - Generally, senior securities have the least credit risk in a securitization transaction because they are the last securities to absorb credit losses and have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid). To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to pay down the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally triple A-rated.

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G L O S S A R Y

SEQUOIA - Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue asset-backed securities (“ABS”) backed by these loans. These ABS are also referred to as RMBS. Most of the loans that Sequoia entities acquire are prime-quality loans. Most of the senior ABS created by Sequoia are sold to third-party investors. Redwood usually acquires most of the subordinated ABS and may also acquire the IOs.

SHORT-TERM DEBT - Short-term debt is a debt obligation of Redwood payable within a year. We may obtain this form of debt from a variety of Wall Street firms, banks, and other institutions. We may issue this or other forms of short term debt in the future, use it to finance the accumulation of assets prior to sale or securitization, or to finance investments in loans and securities.

SUBORDINATE DEBT INVESTMENTS - Subordinate Debt Investments mean Mezzanine Loans, Preferred Equity, and B-Notes.

SUBORDINATE SECURITIES (JUNIOR SECURITIES or NON-SENIOR SECURITIES) - Subordinate securities absorb the initial credit losses from a securitization, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated double-A or below.

SUBPRIME SECURITIES - Subprime securities are RMBS backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

TAXABLE INCOME - Taxable income is a non-GAAP measure calculated for tax purposes for Redwood and all its subsidiaries. As taxable income calculations differ significantly from GAAP income calculations, a reconciliation is provided in Table 4 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY - A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and real estate-related assets and it can choose to retain all of its after-tax profits.

TO BE ANNOUNCED (TBA) - A term used to describe a forward Agency mortgage-backed securities trade. Pass-through securities issued by Freddie Mac, Fannie Mae and Ginnie Mae trade in the TBA market. The term TBA is derived from the fact that the actual mortgage-backed security that will be delivered to fulfill a TBA trade is not designated at the time the trade is made. The securities are “to be announced” 48 hours prior to the established trade settlement date.

THE REDWOOD REVIEW I 2ND QUARTER 2016
50

G L O S S A R Y

THE REDWOOD REVIEW I 2ND QUARTER 2016
51

Table 1: GAAP Earnings (in thousands, except per share data)

	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2014 Q3	2014 Q2	Six Months 2016	Six Months 2015
Interest income	$60,307	$54,071	$60,074	$54,191	$53,857	$53,713	$56,029	$53,324	$48,347	$114,378	$107,570
Discount amortization on securities, net	6,339	8,068	8,573	9,115	9,324	9,838	10,061	10,890	10,586	14,407	19,162
Discount (premium) amortization on loans, net	141	189	182	178	192	195	(839)	(863)	(940)	330	387
Total interest income	66,787	62,328	68,829	63,484	63,373	63,746	65,251	63,351	57,993	129,115	127,119
Interest expense on short-term debt	(5,337)	(6,697)	(9,194)	(7,627)	(6,527)	(7,224)	(8,581)	(8,441)	(5,142)	(12,034)	(13,751)
Interest expense on ABS issued from consolidated trusts	(3,982)	(4,282)	(4,432)	(5,190)	(5,645)	(6,202)	(6,765)	(7,838)	(8,183)	(8,264)	(11,847)
Interest expense on long-term debt	(13,125)	(12,971)	(11,413)	(11,058)	(10,836)	(10,535)	(8,557)	(7,071)	(7,826)	(26,096)	(21,371)
Total interest expense	(22,444)	(23,950)	(25,039)	(23,875)	(23,008)	(23,961)	(23,903)	(23,350)	(21,151)	(46,394)	(46,969)
Net interest income	44,343	38,378	43,790	39,609	40,365	39,785	41,348	40,001	36,842	82,721	80,150
(Provision for) reversal of provision for loan losses – Residential	—	—	—	—	—	—	(1,562)	708	604	—	—
(Provision for) reversal of provision for loan losses – Commercial	6,532	(289)	240	60	261	(206)	(27)	888	(289)	6,243	55
Net interest income after provision	50,875	38,089	44,030	39,669	40,626	39,579	39,759	41,597	37,157	88,964	80,205
Non-interest income
Mortgage banking activities, net
Residential mortgage banking	7,728	9,280	885	331	4,833	2,219	9,847	11,386	1,329	17,008	7,052
Commercial mortgage banking	—	(2,062)	(620)	1,002	2,614	(293)	1,140	6,486	4,981	(2,062)	2,321
Mortgage servicing rights income (loss), net
MSR servicing fee income	8,870	9,646	9,392	8,715	7,292	8,487	6,281	4,153	3,776	18,516	15,779
MSR fair value changes	(27,240)	(44,422)	7,676	(28,717)	15,352	(19,411)	(15,192)	1,668	(5,553)	(71,662)	(4,059)
MSR derivatives fair value changes (1)	21,153	41,057	(14,445)	23,551	(21,814)	—	—	—	—	62,210	(21,814)
Investment fair value changes, net	(11,066)	(19,538)	(4,251)	(14,169)	(1,788)	(1,148)	3,819	(3,706)	(4,121)	(30,604)	(2,936)
Realized gains, net	9,884	9,538	20,199	5,548	6,316	4,306	4,790	8,532	1,063	19,422	10,622
Other income	1,559	955	757	327	1,299	809	181	1,600	—	2,514	2,108
Total non-interest income (loss), net	10,888	4,454	19,593	(3,412)	14,104	(5,031)	10,866	30,119	1,475	15,342	9,073
Fixed compensation expense	(5,875)	(7,894)	(8,009)	(8,642)	(9,286)	(9,155)	(7,948)	(7,445)	(6,872)	(13,769)	(18,441)
Variable compensation expense	(4,262)	(1,760)	(1,470)	(3,567)	(3,578)	(3,991)	(6,467)	(2,422)	(3,243)	(6,022)	(7,569)
Equity compensation expense	(2,754)	(2,332)	(2,809)	(2,835)	(3,539)	(2,738)	(2,335)	(2,261)	(2,824)	(5,086)	(6,277)
Restructuring charges	118	(10,659)	—	—	—	—	—	—	—	(10,541)	—
Other operating expense	(7,382)	(7,807)	(10,350)	(9,453)	(8,815)	(9,179)	(9,712)	(9,278)	(9,343)	(15,189)	(17,994)
Total operating expenses	(20,155)	(30,452)	(22,638)	(24,497)	(25,218)	(25,063)	(26,462)	(21,406)	(22,282)	(50,607)	(50,281)
Provision for (benefit from) income taxes	(327)	(28)	74	7,404	(2,448)	5,316	2,959	(5,213)	(333)	(355)	2,868
Net income	$41,281	$12,063	$41,059	$19,164	$27,064	$14,801	$27,122	$45,097	$16,017	$53,344	$41,865
Diluted average shares (2)	97,762	77,138	103,377	85,075	94,950	85,622	85,384	96,956	85,033	88,728	85,474
Net income per share	$0.48	$0.15	$0.46	$0.22	$0.31	$0.16	$0.31	$0.50	$0.18	$0.67	$0.47

(1)
During the second quarter of 2015, we began to include market valuation adjustments of derivatives associated with our MSRs in MSR income (loss), net. Prior to the second quarter of 2015, valuation adjustments of MSR hedges were presented in Investment fair value changes, net.

(2)
Diluted average shares includes shares from the assumed conversion of our convertible and/or exchangeable debt in certain periods, in accordance with GAAP diluted EPS provisions. See Table 2 that follows for details of this calculation for the current year and our respective reports on Form 10-Q for prior years.

THE REDWOOD REVIEW I 2ND QUARTER 2016	Table 1: GAAP Earnings 52

Table 2: GAAP and Core Earnings (1) per Diluted Common Share (in thousands, except per share data)

	2016 Q2	2016 Q1
GAAP Earnings per Diluted Common Share:
Net income attributable to Redwood	$41,281	$12,063
Less: Dividends and undistributed earnings allocated to participating securities	(1,134)	(701)
Add back: Interest expense on convertible notes for the period (2)	7,015	—
Net income allocated to common shareholders	$47,162	$11,362

Basic Weighted average common share outstanding	76,665	77,138
Net effect of dilutive equity awards	—	—
Net effect of assumed convertible notes conversion to common shares (2)	21,097	—
Diluted weighted average common shares outstanding	97,762	77,138

Earnings per Diluted Common Share	$0.48	$0.15

Core Earnings per Diluted Common Share:
Core earnings	$40,011	$37,143
Less: Dividends and undistributed earnings allocated to participating securities	(1,104)	(1,276)
Add back: Interest expense on convertible notes for the period (2)	7,015	7,067
Core earnings allocated to common shareholders	$45,922	$42,934

Basic weighted average common share outstanding	76,665	77,138
Net effect of dilutive equity awards	—	—
Net effect of assumed convertible notes conversion to common shares (2)	21,097	21,245
Diluted weighted average common shares outstanding	97,762	98,383

Core Earnings per Diluted Common Share	$0.47	$0.44

(1)
A reconciliation of GAAP net income to core earnings is included in the Core Earnings section that starts on page 14 and a definition of core earnings is included in the Core Earnings Definition section of the Appendix.

(2)
Certain convertible notes were determined to be dilutive and were included in the calculations of diluted EPS under the "if-converted" method. Under this method, the periodic interest expense (net of applicable taxes) for dilutive notes is added back to the numerator and the number of shares that the notes are entitled to (if converted, regardless of whether they are in or out of the money) are included in the denominator.

THE REDWOOD REVIEW I 2ND QUARTER 2016	Table 2: GAAP and Core Earnings per Diluted Common Share 53

Table 3: Segment Results ($ in thousands)

	Three Months Ended June 30, 2016					Three Months Ended March 31, 2016
	Residential Mortgage Banking	Residential Investments	Commercial	Corporate/ Other	Total	Residential Mortgage Banking	Residential Investments	Commercial	Corporate/ Other	Total
Interest income	$7,910	$40,895	$13,151	$4,831	$66,787	$7,869	$39,936	$9,581	$4,942	$62,328
Interest expense	(3,604)	(4,652)	(1,507)	(12,681)	(22,444)	(3,289)	(4,953)	(2,952)	(12,756)	(23,950)
Net interest income (loss)	4,306	36,243	11,644	(7,850)	44,343	4,580	34,983	6,629	(7,814)	38,378

Reversal of provision (provision for) loan losses	—	—	6,532	—	6,532	—	—	(289)	—	(289)
Net interest income (loss) after provision	4,306	36,243	18,176	(7,850)	50,875	4,580	34,983	6,340	(7,814)	38,089
Non-interest income
Mortgage banking activities, net	7,728	—	—	—	7,728	9,280	—	(2,062)	—	7,218
MSR income, net	—	2,783	—	—	2,783	—	6,281	—	—	6,281
Investment fair value changes, net	—	(11,121)	342	(287)	(11,066)	—	(17,765)	(137)	(1,636)	(19,538)
Other income	—	1,532	27	—	1,559	—	955	—	—	955
Realized gains, net	—	10,075	(191)	—	9,884	—	9,246	—	292	9,538
Total non-interest income (loss)	7,728	3,269	178	(287)	10,888	9,280	(1,283)	(2,199)	(1,344)	4,454

Operating expenses	(6,047)	(2,158)	(669)	(11,281)	(20,155)	(5,321)	(1,861)	(1,602)	(21,668)	(30,452)
Provision for income taxes	—	(327)	—	—	(327)	—	(28)	—	—	(28)
Segment contribution	$5,987	$37,027	$17,685	$(19,418)		$8,539	$31,811	$2,539	$(30,826)
Net income					$41,281					$12,063

Additional information:
Residential loans	$882,380	$2,277,561	$—	$880,197	$4,040,138	$441,076	$2,343,953	$—	$930,027	$3,715,056
Commercial loans	—	—	325,063	—	325,063	—	—	363,893	—	363,893
Real estate securities	—	835,681	48,120	—	883,801	—	909,569	10,358	—	919,927
Mortgage servicing rights	—	110,046	—	—	110,046	—	126,620	—	—	126,620
Total Assets	918,746	3,448,727	375,576	1,154,543	5,897,592	472,213	3,552,629	377,452	1,324,586	5,726,880

THE REDWOOD REVIEW I 2ND QUARTER 2016	Table 3: Segment Results 54

Table 4: Taxable and GAAP Income (1) Differences and Dividends ($ in thousands, except for per share data)

	Estimated Six Months 2016 (2)			Estimated Twelve Months 2015 (2)			Actual Twelve Months 2014 (2)
	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences
Taxable and GAAP Income Differences
Interest income	$119,793	$129,115	$(9,322)	$227,825	$259,432	$(31,607)	$206,214	$242,070	$(35,856)
Interest expense	(41,385)	(46,394)	5,009	(79,830)	(95,883)	16,053	(67,208)	(87,463)	20,255
Net interest income	78,408	82,721	(4,313)	147,995	163,549	(15,554)	139,006	154,607	(15,601)
Reversal of provision (provision for) loan losses	—	6,243	(6,243)	—	355	(355)	—	(961)	961
Realized credit losses	(4,595)	—	(4,595)	(8,645)	—	(8,645)	(6,734)	—	(6,734)
Mortgage banking activities, net	9,028	14,946	(5,918)	(25,085)	10,972	(36,057)	5,562	34,938	(29,376)
MSR income (loss), net	43,994	9,064	34,930	33,574	(3,922)	37,496	15,763	(4,261)	20,024
Investment fair value changes, net	(5,151)	(30,604)	25,453	(2,827)	(21,357)	18,530	(2,064)	(10,146)	8,082
Operating expenses	(47,925)	(50,607)	2,682	(103,318)	(97,416)	(5,902)	(97,435)	(90,123)	(7,312)
Other income (expense), net	1,288	2,514	(1,226)	2,174	3,192	(1,018)	(8,219)	1,781	(10,000)
Realized gains, net	284	19,422	(19,138)	—	36,369	(36,369)	—	15,478	(15,478)
(Provision for) benefit from income taxes	(49)	(355)	306	(122)	10,346	(10,468)	(132)	(744)	612
Income	$75,282	$53,344	$21,938	$43,746	$102,088	$(58,342)	$45,747	$100,569	$(54,822)

REIT taxable income	$45,168			$85,292			$63,989
Taxable income (loss) at taxable subsidiaries	30,114			(41,546)			(18,242)
Taxable income	$75,282			$43,746			$45,747

Shares used for taxable EPS calculation	76,935			78,163			83,443
REIT taxable income per share (3)	$0.59			$1.05			$0.77
Taxable income (loss) per share at taxable subsidiaries	$0.39			$(0.50)			$(0.22)
Taxable income per share (3)	$0.98			$0.55			$0.55

Dividends
Dividends declared	$43,223			$92,493			$92,935
Dividends per share (4)	$0.56			$1.12			$1.12

(1)
Taxable income for 2016 and 2015 are estimates until we file our tax returns for those years. To the extent we expect to pay tax at the corporate level (generally as a result of activity at our taxable REIT subsidiaries), we are required to record a tax provision for GAAP reporting purposes. Any tax provision (or benefit) is not intended to reflect the actual amount we expect to pay (or receive as an income tax refund) as it is expected to be utilized in future periods, as GAAP income is earned at our TRS. It is our intention to retain any excess inclusion income generated in 2016 at our TRS and not pass it through to our shareholders.

(2)	Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.

(3)
REIT taxable income per share and taxable income (loss) per share are based on the number of shares outstanding at the end of each quarter. The annual REIT taxable income per share and taxable income (loss) per share are the sum of the four quarterly per share estimates.

(4)
Dividends in 2015 are expected to be characterized as 100% ordinary income (or $92 million). Dividends in 2014 were characterized as 90% ordinary income (or $84 million), and 10% return of capital (or $9 million). The portion of Redwood's dividends characterized as a return of capital is not taxable to a shareholder and reduces a shareholder's basis for shares held at each quarterly distribution date, but not to below $0.

THE REDWOOD REVIEW I 2ND QUARTER 2016	Table 4: Taxable and GAAP Income Differences and Dividends 55

Table 5: Financial Ratios and Book Value ($ in thousands, except per share data)

	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	2014 Q3	2014 Q2	Six Months 2016	Six Months 2015
Financial performance ratios
Net interest income	$44,343	$38,378	$43,790	$39,609	$40,365	$39,785	$41,348	$40,001	$36,842	$82,721	$80,150
Operating expenses	$(20,155)	$(30,452)	$(22,638)	$(24,497)	$(25,218)	$(25,063)	$(26,462)	$(21,406)	$(22,282)	$(50,607)	$(50,281)
GAAP net income	$41,281	$12,063	$41,059	$19,164	$27,064	$14,801	$27,122	$45,097	$16,017	$53,344	$41,865

Average total assets	$5,954,162	$6,131,715	$6,480,586	$5,977,645	$5,730,268	$5,866,851	$5,848,856	$5,631,421	$5,140,932	$6,042,951	$5,798,182
Average total equity	$1,089,289	$1,110,187	$1,189,289	$1,244,327	$1,265,647	$1,262,883	$1,259,581	$1,254,352	$1,245,346	$1,099,761	$1,264,273

Operating expenses / average total assets	1.35%	1.99%	1.40%	1.64%	1.76%	1.71%	1.81%	1.52%	1.73%	1.67%	1.73%
Operating expenses / average total equity	7.40%	10.97%	7.61%	7.87%	7.97%	7.94%	8.40%	6.83%	7.16%	9.20%	7.95%

GAAP net income / average total assets	2.77%	0.79%	2.53%	1.28%	1.89%	1.01%	1.85%	3.20%	1.25%	1.77%	1.44%
GAAP net income / average equity (GAAP ROE)	15.16%	4.35%	13.81%	6.16%	8.55%	4.69%	8.61%	14.38%	5.14%	9.70%	6.62%

Leverage ratios and book value per share
Short-term debt	$1,059,045	$804,175	$1,855,003	$1,872,793	$1,367,062	$1,502,164	$1,793,825	$1,887,688	$1,718,430
Long-term debt – Commercial secured borrowing	65,240	65,181	63,152	65,578	65,232	68,077	66,707	66,146	66,692
Long-term debt – Other (1)	2,627,764	2,627,764	1,975,023	1,756,299	1,514,122	1,482,792	1,127,860	630,756	479,916
Total debt at Redwood	$3,752,049	$3,497,120	$3,893,178	$3,694,670	$2,946,416	$3,053,033	$2,988,392	$2,584,590	$2,265,038

ABS issued at consolidated entities
Residential Resecuritization ABS issued	$—	$—	$—	$5,261	$18,872	$34,280	$45,044	$56,508	$69,709
Commercial Securitization ABS issued	—	51,680	53,137	67,946	69,914	79,676	83,313	114,943	144,700
Legacy Sequoia entities ABS issued	859,628	907,023	996,820	1,105,588	1,173,336	1,239,065	1,416,762	1,484,751	1,553,669
Total ABS issued (1)	$859,628	$958,703	$1,049,957	$1,178,795	$1,262,122	$1,353,021	$1,545,119	$1,656,202	$1,768,078
Consolidated Debt	$4,611,677	$4,455,823	$4,943,135	$4,873,465	$4,208,538	$4,406,054	$4,533,511	$4,240,792	$4,033,116
Stockholders' equity	$1,092,603	$1,085,750	$1,146,265	$1,206,575	$1,264,785	$1,257,210	$1,256,142	$1,266,678	$1,248,904
Debt at Redwood to stockholders' equity (2)	3.4x	3.2x	3.4x	3.1x	2.3x	2.4x	2.3x	2.0x	1.8x
Consolidated debt to stockholders' equity	4.2x	4.1x	4.3x	4.0x	3.3x	3.5x	3.6x	3.4x	3.2x
Shares outstanding at period end (in thousands)	76,935	76,627	78,163	82,125	84,552	83,749	83,443	83,284	83,080
Book value per share	$14.20	$14.17	$14.67	$14.69	$14.96	$15.01	$15.05	$15.21	$15.03

(1)	Long-term debt - other and ABS issued presented above do not include deferred securities issuance costs.

(2)
Excludes ABS obligations of consolidated securitization entities, including legacy Sequoia securitizations completed prior to 2012, the residential resecuritization completed in 2011, and the commercial securitization completed in 2012. Also excludes commercial secured borrowings associated with commercial A-notes that were sold, but treated as secured borrowings under GAAP.

THE REDWOOD REVIEW I 2ND QUARTER 2016	Table 5: Financial Ratios and Book Value 56

Table 6: Balance & Yields by Portfolio (1) ($ in thousands)

	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1		2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1
Securities – Prime Senior							Securities – Subordinate
Principal balance	$70,717	$120,577	$434,768	$279,793	$305,660	$305,502	Principal balance	$747,408	$716,426	$658,403	$560,529	$596,127	$693,179
Unamortized discount	(6,614)	(13,491)	(21,295)	(27,497)	(30,713)	(32,612)	Unamortized discount	(157,445)	(154,759)	(153,697)	(147,867)	(153,368)	(155,943)
Credit reserve	(987)	(1,108)	(1,305)	(2,377)	(2,650)	(2,830)	Credit reserve	(33,982)	(35,494)	(32,131)	(32,865)	(36,804)	(39,060)
Unrealized gains, net	2,080	5,545	16,772	23,600	29,090	31,301	Unrealized gains, net	65,397	62,327	61,775	70,406	67,858	71,536
IO securities	17,709	22,177	30,623	29,062	40,000	62,320	IO securities	260	250	240	247	234	283
Fair value	$82,905	$133,700	$459,563	$302,581	$341,387	$363,681	Fair value	$621,638	$588,750	$534,590	$450,450	$474,047	$569,995

Average amortized cost	$97,262	$266,151	$370,769	$298,428	$331,394	$352,583	Mezzanine (3)
Interest income	$3,009	$5,660	$7,066	$6,722	$8,252	$9,506	Average amortized cost	$329,308	$354,239	$267,974	$271,554	$290,927	$421,731
Annualized yield (2)	12.37%	8.51%	7.62%	9.01%	9.96%	10.78%	Interest income	$4,077	$4,231	$3,533	$3,561	$3,895	$5,392
							Annualized yield	4.95%	4.78%	5.27%	5.25%	5.36%	5.11%
Securities – Non-Prime Senior
Principal balance	$10,137	$31,781	$75,591	$174,285	$182,719	$190,790	Subordinate (3)
Unamortized discount	(1,813)	(3,262)	(8,395)	(25,505)	(27,533)	(29,791)	Average amortized cost	$204,334	$134,461	$141,044	$128,875	$138,900	$132,730
Credit reserve	(622)	(687)	(5,101)	(8,964)	(9,175)	(9,027)	Interest income	$5,320	$3,896	$3,930	$4,087	$4,225	$4,237
Unrealized gains, net	426	1,261	6,162	18,224	20,365	22,902	Annualized yield	10.41%	11.59%	11.15%	12.69%	12.17%	12.77%
IO securities	5,423	5,414	5,782	6,514	6,705	7,454
Fair value	$13,551	$34,507	$74,039	$164,554	$173,081	$182,328	Residential Loans, held-for-investment (excludes legacy Sequoia)

Average amortized cost	$17,643	$59,715	$120,429	$149,589	$156,383	$161,163	Principal balance	$2,208,823	$2,275,298	$1,758,990	$1,325,626	$1,131,844	$971,541
Interest income	$890	$1,940	$3,215	$3,824	$3,946	$4,210	Unrealized gains, net	68,738	68,655	32,205	34,651	25,441	28,903
Annualized yield	20.18%	13.00%	10.68%	10.23%	10.09%	10.45%	Fair value	$2,277,561	$2,343,953	$1,791,195	$1,360,277	$1,157,285	$1,000,444

Securities – Re-REMIC							Average amortized cost	$2,288,560	$1,986,635	$1,566,959	$1,167,534	$1,017,835	$667,543
Principal balance	$188,404	$189,146	$189,782	$192,215	$193,221	$194,296	Interest income	$22,333	$19,306	$15,526	$11,258	$9,370	$6,522
Unamortized discount	(64,484)	(66,586)	(71,670)	(74,377)	(75,658)	(79,401)	Annualized yield	3.90%	3.89%	3.96%	3.86%	3.68%	3.91%
Credit reserve	(9,352)	(11,258)	(10,332)	(11,135)	(13,071)	(12,667)
Unrealized gains, net	51,139	51,668	57,284	60,936	64,592	67,011	Commercial Mezzanine Loans
Fair value	$165,707	$162,970	$165,064	$167,639	$169,084	$169,239	Principal balance	$264,448	$310,010	$311,553	$333,442	$332,122	$350,188
							Discount/Valuation Adj.	(3,766)	(3,908)	(4,096)	(4,278)	(4,476)	(4,668)
Average amortized cost	$112,930	$109,501	$107,384	$105,572	$103,384	$101,238	Credit reserve	(859)	(7,390)	(7,102)	(7,341)	(7,401)	(7,662)
Interest income	$5,121	$5,367	$4,341	$4,555	$4,524	$4,428	Carrying value	$259,823	$298,712	$300,355	$321,823	$320,245	$337,858
Annualized yield	18.14%	19.61%	16.17%	17.26%	17.50%	17.50%
							Average amortized cost	$263,547	$295,531	$309,577	$322,989	$328,193	$336,258
							Interest income	$12,049	$7,833	$10,508	$8,760	$10,551	$8,855
							Annualized yield	18.29%	10.60%	13.58%	10.85%	12.86%	10.53%

(1)	Annualized yields for AFS securities portfolios are based on average amortized cost.

(2)
Yields for prime and non-prime senior securities include investments in Sequoia IO securities, for which yields are calculated using fair value, as these are trading securities. As non-IO senior securities were sold during the last several quarters, a greater portion of the remaining balances have included investments in IO securities, which generally have higher yields.

(3)	Mezzanine and subordinate together comprise our subordinate portfolio of securities. We have shown them separately to present their different yield profiles.

THE REDWOOD REVIEW I 2ND QUARTER 2016	Table 6: Balances & Yields by Portfolio 57

Table 7: Securities and Loan Portfolio Activity ($ in thousands)

	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1		2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1
Securities – Prime Senior							Residential Loans, held-for-sale
Beginning fair value	$133,700	$459,563	$302,581	$341,387	$363,681	$401,615	Beginning carrying value	$441,076	$1,115,738	$1,506,151	$892,081	$1,094,885	$1,342,520
Acquisitions	—	—	203,406	—	34,686	6,972	Acquisitions	1,342,079	1,218,649	2,163,783	2,987,187	2,847,135	2,477,644
Sales	(38,913)	(295,988)	(21,547)	(3,623)	(44,157)	(15,091)	Sales	(830,974)	(1,269,135)	(2,101,933)	(2,132,895)	(2,816,143)	(2,265,449)
Effect of principal payments	(3,918)	(13,528)	(20,508)	(17,508)	(20,988)	(14,650)	Principal repayments	(12,332)	(23,589)	(33,259)	(17,802)	(14,794)	(14,097)
Change in fair value, net	(7,964)	(16,347)	(4,369)	(17,675)	8,165	(15,165)	Transfers between portfolios	(63,328)	(606,026)	(412,824)	(233,429)	(215,826)	(447,791)
Ending fair value	$82,905	$133,700	$459,563	$302,581	$341,387	$363,681	Changes in fair value, net	5,859	5,439	(6,180)	11,009	(3,176)	2,058
							Ending fair value	$882,380	$441,076	$1,115,738	$1,506,151	$892,081	$1,094,885

Securities – Non-Prime Senior							Residential Loans, held-for-investment (excluding consolidated Sequoia Entities)
Beginning fair value	$34,507	$74,039	$164,554	$173,081	$182,328	187,695	Beginning carrying value	$2,343,953	$1,791,195	$1,360,277	$1,157,285	$1,000,444	$581,667
Acquisitions	—	—	700	—	—	—	Principal repayments	(129,073)	(76,731)	(62,020)	(39,514)	(53,104)	(30,902)
Sales	(18,396)	(32,315)	(71,870)	—	—	—	Transfers between portfolios	63,328	606,026	504,445	233,429	215,830	447,791
Effect of principal payments	(1,758)	(2,483)	(7,579)	(7,510)	(7,300)	(4,992)	Changes in fair value, net	(647)	23,463	(11,507)	9,077	(5,885)	1,978
Change in fair value, net	(802)	(4,734)	(11,766)	(1,017)	(1,947)	(375)	Ending fair value	$2,277,561	$2,343,953	$1,791,195	$1,360,277	$1,157,285	$1,000,444
Ending fair value	$13,551	$34,507	$74,039	$164,554	$173,081	$182,328
							Residential Loans, held-for-investment at Consolidated Sequoia Entities
Securities – Re-REMIC							Beginning carrying value	$930,027	$1,021,870	$1,170,246	$1,237,114	$1,304,426	$1,474,386
Beginning fair value	$162,970	$165,064	$167,639	$169,084	$169,239	$168,347	Principal repayments	(53,596)	(54,212)	(57,523)	(65,556)	(68,547)	(67,250)
Sales	—	—	(1,170)	—	—	—	Transfers to REO	(3,825)	(1,975)	(1,742)	(893)	(1,241)	(1,916)
Effect of principal payments	(13)	—	(87)	(123)	(182)	(126)	Adoption of ASU 2014-13	—	—	—	—	—	(103,649)
Change in fair value, net	2,750	(2,094)	(1,318)	(1,322)	27	1,018	Transfers between portfolios	—	—	(91,621)	—	—	—
Ending fair value	$165,707	$162,970	$165,064	$167,639	$169,084	$169,239	Changes in fair value, net	7,591	(35,656)	2,510	(419)	2,476	2,855
							Ending fair value	$880,197	$930,027	$1,021,870	$1,170,246	$1,237,114	$1,304,426
Securities – Subordinate (1)
Beginning fair value	$588,750	$534,590	$450,450	$474,047	$569,995	$621,573	Commercial Loans, held-for-sale
Acquisitions	77,016	63,345	113,037	9,423	39,193	25,943	Beginning carrying value	$—	$39,141	$80,756	$165,853	$54,407	$166,234
Sales	(42,631)	(8,485)	(15,806)	(29,462)	(127,353)	(85,017)	Originations	—	37,625	99,625	167,510	257,671	92,713
Effect of principal payments	(11,323)	(5,404)	(5,016)	(4,715)	(4,176)	(5,179)	Sales	—	(77,183)	(140,668)	(256,581)	(147,132)	(210,309)
Change in fair value, net	9,826	4,704	(8,075)	1,157	(3,612)	12,675	Principal repayments	—	(16)	(19)	—	(80)	(88)
Ending fair value	$621,638	$588,750	$534,590	$450,450	$474,047	$569,995	Transfers between portfolios	237,538	—	—	—	—	—
							Changes in fair value, net	—	433	(553)	3,974	987	5,857
Securities – Mezzanine (1)							Ending fair value	$237,538	$—	$39,141	$80,756	$165,853	$54,407
Beginning fair value	$370,105	$360,764	$276,208	$290,283	$380,935	$448,838
Acquisitions	34,616	12,649	100,122	9,423	22,744	10,518	Commercial Loans, held-for-investment at amortized cost
Sales	(36,207)	(4,000)	(8,899)	(24,980)	(105,590)	(85,017)	Beginning carrying value	$298,712	$300,355	$321,823	$320,245	$337,858	$333,986
Effect of principal payments	(5,165)	(3,530)	(2,749)	(1,946)	(2,010)	(2,585)	Originations	—	—	—	12,869	1,750	7,600
Change in fair value, net	3,440	4,222	(3,918)	3,428	(5,796)	9,181	Principal repayments	(45,562)	(1,543)	(21,890)	(11,529)	(19,816)	(3,717)
Ending fair value	$366,789	$370,105	$360,764	$276,208	$290,283	$380,935	Transfers between portfolios	(237,538)	—	—	—	—	—
							Provision for loan losses	6,532	(289)	240	60	261	(206)
							Discount/fee amortization	141	189	182	178	192	195
							Ending carrying value (2)	$22,285	$298,712	$300,355	$321,823	$320,245	$337,858

							Mortgage Servicing Rights
							Beginning carrying value	$126,620	$191,976	$162,726	$168,462	$120,324	$139,293
							Additions	10,691	8,807	21,305	22,760	32,463	18,754
							Sales	—	(29,559)	—	—	—	(18,206)
							Changes in fair value, net	(27,265)	(44,604)	7,945	(28,496)	15,675	(19,517)
							Ending fair value	$110,046	$126,620	$191,976	$162,726	$168,462	$120,324

(1)	Securities-mezzanine are a component of securities-subordinate. They are broken-out to provide additional detail on this portion of the subordinate securities portfolio.

(2)	The carrying value of our commercial loans, held-for-investment at amortized cost excludes commercial A-notes, which are carried at fair value.

THE REDWOOD REVIEW I 2ND QUARTER 2016	Table 7: Securities and Loan Portfolio Activity 58

Table 8: Consolidating Balance Sheet ($ in thousands)

	June 30, 2016					March 31, 2016
		Consolidated VIEs (1)					Consolidated VIEs (1)
	At Redwood (1)	Commercial Securitization	Consolidated Sequoia Entities	Total	Redwood Consolidated	At Redwood (1)	Commercial Securitization	Consolidated Sequoia Entities	Total	Redwood Consolidated
Residential loans	$3,159,941	$—	$880,197	$880,197	$4,040,138	$2,785,029	$—	$930,027	$930,027	$3,715,056
Commercial loans (2)	325,063	—	—	—	325,063	199,267	164,626	—	164,626	363,893
Real estate securities	883,801	—	—	—	883,801	919,927	—	—	—	919,927
Mortgage servicing rights	110,046	—	—	—	110,046	126,620	—	—	—	126,620
Cash and cash equivalents	216,923	—	—	—	216,923	305,115	—	—	—	305,115
Total earning assets	4,695,774	—	880,197	880,197	5,575,971	4,335,958	164,626	930,027	1,094,653	5,430,611
Other assets (3)	313,792	131	7,698	7,829	321,621	288,727	1,473	6,069	7,542	296,269
Total assets	$5,009,566	$131	$887,895	$888,026	$5,897,592	$4,624,685	$166,099	$936,096	$1,102,195	$5,726,880
Short-term debt	$1,059,045	$—	$—	$—	$1,059,045	$804,175	$—	$—	$—	$804,175
Other liabilities	201,386	100	528	628	202,014	194,398	242	519	761	195,159
ABS issued, net	—	—	859,628	859,628	859,628	(339)	51,680	907,023	958,703	958,364
Long-term debt, net (2)	2,684,302	—	—	—	2,684,302	2,683,432	—	—	—	2,683,432
Total liabilities	3,944,733	100	860,156	860,256	4,804,989	3,681,666	51,922	907,542	959,464	4,641,130

Equity	1,064,833	31	27,739	27,770	1,092,603	943,019	114,177	28,554	142,731	1,085,750
Total liabilities and equity	$5,009,566	$131	$887,895	$888,026	$5,897,592	$4,624,685	$166,099	$936,096	$1,102,195	$5,726,880

(1)
The format of this consolidating balance sheet is provided to more clearly delineate between the assets belonging to certain securitization entities (consolidated variable interest entities, or VIEs) that we are required to consolidate on our balance sheet in accordance with GAAP, but which are not legally ours, and the liabilities of these consolidated VIEs, which are payable only from the cash flows generated by their assets and are, therefore, nonrecourse to us, and the assets that are legally ours and the liabilities of ours for which there is recourse to us.

(2)
Commercial loans at Redwood and long-term debt, net at Redwood include $65 million of commercial A-notes and $65 million of commercial secured borrowings, respectively. Although these loans were sold, we are required under GAAP to retain the loans on our balance sheet and treat the proceeds as secured borrowings.

(3)
Other assets includes a total of $48 million of assets held by third party custodians and pledged as collateral to the GSEs in connection with credit risk-sharing arrangements relating to conforming residential loans. These pledged assets can only be used to settle obligations to the GSEs under these risk-sharing arrangements.

THE REDWOOD REVIEW I 2ND QUARTER 2016	Table 8: Consolidating Balance Sheet 59

REDWOOD TRUST CORPORATE INFORMATION

EXECUTIVE OFFICERS:	DIRECTORS:

Marty Hughes	Richard D. Baum
Chief Executive Officer	Chairman of the Board
and Former Chief Deputy Insurance
Christopher J. Abate	Commissioner for the State of California
President and Chief Financial Officer
Douglas B. Hansen
Andrew P. Stone	Vice-Chairman of the Board
General Counsel, Executive Vice	and Private Investor
President, and Secretary
Mariann Byerwalter
Chairman, SRI International
Chairman, JDN Corporate Advisory LLC
CORPORATE HEADQUARTERS:
One Belvedere Place, Suite 300	Debora D. Horvath
Mill Valley, California 94941	Principal, Horvath Consulting LLC
Telephone: (415) 389-7373
Marty Hughes
CHICAGO OFFICE:	Chief Executive Officer
225 W. Washington Street, Suite 1440
Chicago, IL 60606	Greg H. Kubicek
President, The Holt Group, Inc.
DENVER METRO AREA OFFICE:
8310 South Valley Highway, Suite 425	Karen R. Pallotta
Englewood, Colorado 80112	Owner, KRP Advisory Services, LLC

Jeffrey T. Pero
STOCK LISTING:	Retired Partner, Latham & Watkins LLP
The Company's common stock is traded
on the New York Stock Exchange under	Georganne C. Proctor
the symbol RWT	Former Chief Financial Officer, TIAA-CREF

TRANSFER AGENT:	INVESTOR RELATIONS:
Computershare Trust Company, N.A.	Kristin Brown
2 North LaSalle Street	Vice President, Investor Relations
Chicago, IL 60602	Telephone: (866) 269-4976
Telephone: (888) 472-1955	Email: investorrelations@redwoodtrust.com

For more information about Redwood Trust, visit our website at www.redwoodtrust.com